As filed with the Securities and Exchange Commission on July 9, 2003
                                                  Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                                EQUITY ONE, INC.
             (Exact name of registrant as specified in its charter)

               Maryland                                  52-1794271
     (State or Other Jurisdiction                     (I.R.S. Employer
   of Incorporation or Organization)                 Identification No.)

                         1696 N.E. Miami Gardens Drive
                        North Miami Beach, Florida 33179
                                 (305) 947-1664
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                                ----------------
      For the Co-Registrants, Please see "Co-Registrant Information"
                             on the following page
                              ---------------------
                                  Chaim Katzman
                      Chairman and Chief Executive Officer
                                Equity One, Inc.
                          1696 N.E. Miami Gardens Drive
                        North Miami Beach, Florida 33179
                                 (305) 947-1664
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                              --------------------
                          Copies of communications to:
    Arthur L. Gallagher, Esq.                          Ira N. Rosner, Esq.
         General Counsel                             Greenberg Traurig, P.A.
         Equity One, Inc.                             1221 Brickell Avenue
  1696 N.E. Miami Gardens Drive                       Miami, Florida 33131
 North Miami Beach, Florida 33179                  Telephone: (305) 579-0500
     Telephone (305) 947-1664                      Facsimile: (305) 579-0717
     Facsimile (305) 947-1734
                              --------------------
        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                              --------------------

                         CALCULATION OF REGISTRATION FEE
 ==================================================  ===============  ===================  ===================  ============
                                                       Amount to be     Proposed Maximum     Proposed Maximum     Amount of
              Title of Each Class                      Registered     Aggregate Price Per  Aggregate Offering   Registration
       of Securities to be Registered(1)                  (2)(3)              Unit               Price (4)          Fee(3)
 --------------------------------------------------  ---------------  -------------------  -------------------  ------------
 Common Stock, par value $0.01 per share, Preferred
   Stock, par value $0.01 per share, Depository
   Shares, Debt Securities and Warrants.......        $600,000,000           N/A(5)            $600,000,000        $48,540
 --------------------------------------------------  ---------------  -------------------  -------------------  ------------
 Guarantees(6).................................      $755,027,500(7)       N/A(5)(8)                (8)              (9)
 --------------------------------------------------  ---------------  -------------------  -------------------  ------------

(1) This registration statement also covers delayed delivery contracts that may be issued by the registrant under which the party purchasing such contracts may be required to purchase common stock, preferred stock, depositary shares, debt securities, guarantees and warrants. Such contracts would be issued with the common stock, preferred stock, depositary shares, debt securities, guarantees or warrants issued hereby. In addition, offered securities registered hereunder may be sold separately, together or as units with other offered securities registered hereunder.
(2) Such indeterminate number and principal amount of common stock, preferred stock, depository shares, debt securities, guarantees and warrants as may from time to time be issued at indeterminate prices.
(3) Such amount represents the amount computed pursuant to Rule 457(o) under the Securities Act for any common stock, the liquidation preference of any preferred stock or depository shares, the principal amount of any debt securities, the guarantees, the issue price of any warrants and the exercise price of any securities issuable upon exercise of warrants.
(4) Estimated solely for the purposes of computing the registration fee. Exclusive of accrued interest, dividends or distributions, if any.
(5) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act.
(6) Represents guarantees, if any, of the debt securities by the Co-Registrants or one or more of the future subsidiaries of the Registrant.
(7) The amount of guarantees registered pursuant hereto is sufficient to guarantee the Registrant's debt securities registered pursuant hereto and an aggregate of $155,027,500 of the Registrant's unissued debt securities registered pursuant to Registration Statement File No. 333-81216.
(8) The value attributable to the guarantees, if any, is reflected in the market price of the Registrant's debt securities.
(9) Pursuant to Rule 457(n) under the Securities Act, no separate fee for the guarantees attributable to the Registrant's debt securities registered pursuant hereto shall be payable. No separate fee for the guarantees attributable to the Registrant's debt securities previously registered pursuant to Registration Statement File No. 33-81216 shall be payable as such fee was paid with such previously filed Registration Statement.

     Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this registration statement will be used as a combined prospectus in connection with this Registration Statement and Registration Statement File No. 333-81216.
     The Registrant and Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the
Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================
                            CO-REGISTRANT INFORMATION

                                                    (Primary Standard      (State or Other
                                                        Industrial          Jurisdiction of
          (Exact name of Co-Registrants              Classification        Incorporation or        (I.R.S. Employer
          as Specified in its Charter)                   Number)             Organization)        Identification No.)
  ---------------------------------------------      ----------------     ------------------      -------------------
  Bandera Festival GP, LLC                                  6798                  Texas                76-0693499
  Bandera Festival Partners, LP                             6798                  Texas                76-0693501
  BC Center Partners, LP                                    6798                  Texas                26-0038043
  Beechnut Centre Corp.                                     6798                  Texas                74-2890871
  Beechnut Centre I L.P.                                    6798                  Texas                76-0582026
  Benbrook Centre Corp.                                     6798                  Texas                75-2765104
  Bend Shopping Centre Corp.                                6798                  Texas                76-0581701
  Bend Shopping Centre I L.P.                               6798                  Texas                76-0582024
  Cashmere Developments, Inc.                               6798                 Florida               65-0764138
  Centerfund (US), LLC                                      6798                Delaware               Applied For
  Centrefund Acquisition (Texas) Corp.                      6798                  Texas                65-0836659
  Centrefund Acquisition Corp.                              6798                 Florida               65-0836659
  Centrefund Development (Gainesville) LLC                  6798                Delaware               65-0985381
  Centrefund Realty (U.S.) Corporation                      6798                Delaware               65-0573488
  Colony GP, LLC                                            6798                  Texas                76-0693510
  Copperfield Crossing, Inc.                                6798                  Texas                76-0487637
  East Townsend Square, Inc.                                6798                  Texas                75-2412789
  Eastbelt Centre Corp.                                     6798                  Texas                74-0581699
  Eastbelt Centre I L.P.                                    6798                  Texas                76-0582023
  Equity (Landing) Inc.                                     6798                  Texas                76-0388761
  Equity One (147) Inc.                                     6798                 Florida               65-0936870
  Equity One (Alpha) Corp.                                  6798                 Florida               65-0437659
  Equity One (Atlantic Village) Inc.                        6798                 Florida               65-0578636
  Equity One (Beauclerc) Inc.                               6798                 Florida               65-0843291
  Equity One (Beta) Inc.                                    6798                 Florida               59-1391262
  Equity One (Butler Creek) Inc.                            6798                 Georgia               20-0067196
  Equity One (Clematis) LLC                                 6798                 Florida               65-0569932
  Equity One (Commonwealth) Inc.                            6798                 Florida               65-0468889
  Equity One (Coral Way) Inc.                               6798                 Florida               65-0757364
  Equity One (Delta) Inc.                                   6798                 Florida               65-0477474
  Equity One (El Novillo) Inc.                              6798                 Florida               65-0857773
  Equity One (Eustis Square) Inc.                           6798                 Florida               65-0437661
  Equity One (Forest Edge) Inc.                             6798                 Florida               65-0715123
  Equity One (Forest Village Phase II) Inc.                 6798                 Florida               03-0516594
  Equity One (Gamma) Inc.                                   6798                 Florida               65-0411409
  Equity One (Lantana) Inc.                                 6798                 Florida               65-0801687
  Equity One (Losco) Inc.                                   6798                 Florida               65-0923985
  Equity One (Mandarin) Inc.                                6798                 Florida               65-0480000
  Equity One (Monument) Inc.                                6798                 Florida               65-0704444
  Equity One (North Port) Inc.                              6798                 Florida               65-1054895
  Equity One (Oak Hill) Inc.                                6798                 Florida               65-0624875
  Equity One (Olive) Inc.                                   6798                 Florida               65-0624878
  Equity One (Point Royale) Inc.                            6798                 Florida               65-0596743
  Equity One (Sheridan) Inc.                                6798                 Florida               01-0789665
  Equity One (Sky Lake) Inc.                                6798                 Florida               65-0774400
  Equity One (Summerlin) Inc.                               6798                 Florida               65-0835723
  Equity One (Walden Woods) Inc.                            6798                 Florida               65-0887752
  Equity One (West Lake) Inc.                               6798                 Florida               65-0699431
  Equity One Acquisition Corp.                              6798                 Florida               14-1855377
  Equity One Construction, Inc.                             6798                 Florida               65-1064053
  Equity One Properties, Inc.                               6798                  Texas                65-0936518
  Equity One Realty & Management Texas, Inc.                6798                  Texas                76-0589879
  Equity One Realty & Management FL, Inc.                   6798                 Florida               65-0227351
  Equity One Realty & Management SE, Inc.                   6798                 Georgia               14-1869589
  Equity Texas Properties, LLC                              6798                 Florida               54-2064471
  FC Market GP, LLC                                         6798                  Texas                76-0693521
  FC Market Partners, LP                                    6798                  Texas                76-0693526
  Florida Del Rey Holdings II, Inc.                         6798                 Florida               65-0276738
  Forestwood Equity Partners GP, LLC                        6798                  Texas                45-0491256

                                 (Cover Page 2)

                                                    (Primary Standard      (State or Other
                                                        Industrial          Jurisdiction of
          (Exact name of Co-Registrants              Classification        Incorporation or        (I.R.S. Employer
          as Specified in its Charter)                   Number)             Organization)        Identification No.)
  ---------------------------------------------      ----------------     ------------------      -------------------
  Garland & Barns, LLC                                      6798                  Texas                65-0573488
  Garland & Jupiter, LLC                                    6798                  Texas                65-0925238
  Gazit (Meridian) Inc.                                     6798                 Florida               65-0324247
  Grogan Centre Corp.                                       6798                  Texas                74-2890875
  Grogan Centre I L.P.                                      6798                  Texas                76-0487637
  Harbor Barker Cypress GP, LLC                             6798                  Texas                26-0038043
  Hedwig GP, LLC                                            6798                  Texas                76-0693506
  Hedwig Partners, LP                                       6798                  Texas                76-0693509
  Homestead Market Center, Inc.                             6798                 Florida               02-0602006
  IRT Alabama, Inc.                                         6798                 Alabama               58-2336025
  IRT Capital Corporation II                                6798                 Georgia               58-2468877
  IRT Management Company                                    6798                 Georgia               58-1896262
  IRT Partners L.P.                                         6798                 Georgia               58-2404832
  KirkBiss GP, LLC                                          6798                  Texas                76-0693525
  Kirkwood - Bissonnet Partners, LP                         6798                  Texas                76-0693526
  Leesburg DrugStore, LLC                                   6798                 Florida               04-3629873
  Mariner Outparcel, Inc.                                   6798                 Florida               65-1147382
  Mason Park GP, LLC                                        6798                  Texas                76-0693498
  Mason Park Partners, LP                                   6798                  Texas                76-0693555
  McMinn Holdings, Inc.                                     6798                Tennessee              62-1868612
  North Kingwood Centre Corp.                               6798                  Texas                76-0581698
  Oakbrook Square Shopping Center Corp.                     6798                 Florida               65-0715448
  Parcel F, LLC                                             6798                 Florida               65-1008022
  Park Northern/Centennial Partners, L.P.                   6798                  Texas                86-0842381
  Plymouth South Acquisition Corp.                          6798                  Texas                75-2646378
  Prosperity Shopping Center Corp.                          6798                 Florida               65-0768269
  PSL Developments, Inc.                                    6798                 Florida               65-0913546
  Ryanwood Shopping Center, L.L.C.                          6798                 Florida               65-1149161
  SA Blanco Village Partners GP, LLC                        6798                  Texas                61-1415361
  SA Blanco Village Partners, LP                            6798                  Texas                61-1415364
  Salerno Village Shopping Center, LLC                      6798                 Florida               81-0549249
  Shoppes at Jonathan's Landing, Inc.                       6798                 Florida               65-0814957
  Shoppes at Westbury Shopping Center, Inc.                 6798                 Florida               65-0814954
  South Kingwood Centre Corp.                               6798                  Texas                76-0581697
  Southwest 19 Northern, Inc.                               6798                 Arizona               86-1042003
  Spring Shadows GP, LLC                                    6798                  Texas                76-0693503
  St. Charles Outparcel, Inc.                               6798                 Florida               03-0516630
  Steeplechase Centre Corp.                                 6798                  Texas                74-2890874
  Steeplechase Centre I L.P.                                6798                  Texas                76-0582030
  Texas CP Land, LP                                         6798                  Texas                76-0693513
  Texas Equity Holdings LLC                                 6798                 Florida               01-0664653
  Texas Spring Shadows Partners, LP                         6798                  Texas                76-0693504
  The Harbour Center, Inc.                                  6798                 Florida               65-0354883
  The Meadows Shopping Center, LLC                          6798                 Florida               82-0602043
  The Shoppes of Eastwood, LLC                              6798                 Florida               82-0550520
  UIRT GP, L.L.C.                                           6798                 Florida               76-0693531
  UIRT I - Centennial, Inc.                                 6798                  Texas                Applied For
  UIRT LP, L.L.C.                                           6798                 Florida               76-0693532
  UIRT, Ltd.                                                6798                 Florida               76-0693533
  UIRT-Northwest Crossing, Inc.                             6798                  Texas                76-0592405
  VW Mall, Inc.                                             6798                 Georgia               58-2121895
  Wickham DrugStore, LLC                                    6798                 Florida               03-0415075
  Wimbledon Center Corp.                                    6798                  Texas                75-0554389
  Wurzbach Centre, LLC                                      6798                  Texas                74-2910750

     The address, including zip code of each Co-Registrant's principal executive offices is 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. The telephone number, including area code, of each of the Co-Registrants is (305)
947-1664.

     The address, including zip code of the agent for service for each of the Co-Registrants is Chaim Katzman, Chairman and Chief Executive Officer of Equity
One, Inc., 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. The telephone number, including area code, of the agent for service for each of the Co-Registrants is (305) 947-1664.

                                 (Cover Page 3)

                    SUBJECT TO COMPLETION, DATED JULY 9, 2003

PROSPECTUS

                                Equity One, Inc.
                                  $755,027,500
                         Common Stock, Preferred Stock,
           Depositary Shares, Debt Securities, Guarantees and Warrants
                               ------------------

     We are Equity One, Inc., a real estate investment trust formed as a corporation under the laws of the State of Maryland. This prospectus relates to the public offer and sale of common stock, preferred stock, depositary shares, debt securities and warrants which we and the subsidiary guarantors named below may offer from time to time in one or more series, with an aggregate public offering price of up to $755,027,500. We may offer and sell the securities separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be determined at the time of sale and set forth in a supplement to this prospectus.

     Each time we sell securities under this prospectus, we will provide the specific terms of the applicable securities in a supplement to this prospectus which will include, where applicable:

     o in the case of common stock, the number of shares of common stock and any initial offering price;

     o in the case of preferred stock, the number of shares of preferred stock, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;

     o in the case of depositary shares, the fractional share of our preferred stock represented by each depositary share;

     o in the case of debt securities, the specific title, aggregate principal amount, currency of denomination and payment, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at our option or repayment at the option of the holder of the debt securities, terms for sinking fund payments, terms for conversion into common, preferred stock or other securities, any initial offering price and any guarantees for those debt securities; and

     o in the case of warrants to purchase common or preferred stock, the duration, offering price, exercise price and detachability.

     The supplement to this prospectus will also contain information, where appropriate, about the risk factors and U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities being offered pursuant to that supplement. To preserve our status as a real estate investment trust, or REIT, for U.S. federal income tax purposes, we impose certain restrictions on the ownership of our common stock. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     We may offer the securities from time to time through public or private transactions, and in the case of our common stock, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. Sales may be made directly to purchasers or to or through agents, broker-dealers or underwriters. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the agents or underwriters and any applicable fees, commissions or discounts.

     Our common stock is listed on the New York Stock Exchange under the symbol "EQY."
                               ------------------
     You should carefully consider the Risk Factors contained in our most recent annual report on Form 10-K incorporated herein by reference and in the supplement to this prospectus before buying any offered securities.

                               ------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                               ------------------

                  The date of this prospectus is _______, 2003.

Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Important Information About this Prospectus..................................4


Forward Looking Information..................................................4


Our Company..................................................................6


Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends....6


Use of Proceeds..............................................................6


Description of Common and Preferred Stock....................................7


Description of Depositary Shares............................................15


Description of Debt Securities..............................................18


Description of Warrants.....................................................31


Material Federal Income Tax Considerations..................................33


Plan of Distribution........................................................47


Legal Matters...............................................................48


Experts.....................................................................48


Where You Can Find More Information.........................................48


Incorporation of Certain Documents by Reference.............................48

                   IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. We may use this prospectus to offer and sell up to a total of $755,027,500 of our securities (including securities registered pursuant to Registration Statement No. 333-81216). This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities offered. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Incorporation of Certain Documents by Reference" found on page 48.

     You should rely only on the information contained or incorporated by reference in this prospectus and the supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated herein by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     We will not use this prospectus to offer and sell securities unless it is accompanied by a supplement that more fully describes the securities being offered and the terms of the offering.

                           FORWARD-LOOKING INFORMATION

     Certain information both included and incorporated by reference in this prospectus may contain "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations and are not guarantees of future performance.

     All statements other than statements of historical facts are forward-looking statements and can be identified by the use of forward-looking terminology such as "may," "will," "might," "would," "expect," "anticipate," "estimate," "would," "could," "should," "believe," "intend," "project," "forecast," "target," "plan," or "continue" or the negative of these words or other variations or comparable terminology. These statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus.

     Among the factors that could cause actual results to differ materially are:

     o general economic conditions, competition and the supply of and demand for shopping center properties in our markets;

     o management's ability to successfully combine and integrate the properties and operations of separate companies that we have acquired in the past or may acquire in the future;

     o    interest rate levels and the availability of financing;

     o potential environmental liability and other risks associated with the ownership, development and acquisition of shopping center properties;

     o    risks that tenants will not take or remain in occupancy or pay rent;

     o    greater than anticipated construction or operating costs;

     o    inflationary, deflationary and other general economic trends;

     o    the effects of hurricanes and other natural disasters; and

     o other risks detailed from time to time in the reports filed by us with the Securities and Exchange Commission.

     Except for ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                   OUR COMPANY

     This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus, any applicable prospectus supplement and the documents we have referred you to in "Incorporation of Certain Documents by Reference" on page 48 of this prospectus for information about us and our financial statements.

     We are Equity One, Inc., a real estate investment trust that acquires, renovates, develops and manages neighborhood shopping centers anchored by national or regional supermarket chains and other necessity oriented retailers such as drug stores or discount retail stores. Our shopping centers are located primarily in metropolitan areas of the southern United States.

     We were established as a Maryland corporation in 1992 and have been operating as a REIT since 1995. As of July 8, 2003, our portfolio consists of 178 properties, encompassing 122 supermarket-anchored shopping centers, nine drug store-anchored shopping centers, 40 other retail-anchored shopping centers, two commercial properties and five retail developments, as well as non-controlling interests in three joint ventures which own and operate commercial real estate properties. These properties contain approximately 18.5 million square feet of gross leasable area.

     Since 1995, we have consistently elected to be treated as a REIT under the Internal Revenue Code during each tax year. To qualify as a REIT, we must satisfy various tests, including tests related to the source and amount of our income, the nature of our assets and our stock ownership. You should carefully read the section entitled "Material Federal Income Tax Considerations" in this prospectus and any applicable supplement relating to this prospectus for additional information regarding these tests.

     Our principal executive offices are located at 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, our telephone number is (305) 947-1664 and our facsimile number is (305) 947-1734.

                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated:

                                                    Three Months Ended
                Year Ended December 31,                  March 31,
    ---------------------------------------------   ------------------
    1998      1999      2000      2001      2002     2002         2003
   ------    ------    ------    ------    ------   ------      ------
    2.41      2.65      1.66      1.59      1.92     1.82         2.19

     For the purpose of computing the ratio of earnings to fixed charges, earnings were calculated using pretax income from continuing operations before adjustment for minority interest and equity in joint ventures, adding fixed charges and distributed income from joint ventures and subtracting interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of premiums, discounts and capitalized expenses related to indebtedness. There are no periods in which earnings were insufficient to cover combined fixed charges. To date, we have not issued preferred stock or incurred any preferred stock dividends.

                                 USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, we expect to use the net proceeds of the sale of these securities for general corporate purposes, which may include:

     o    acquiring properties as suitable opportunities arise;

     o developing, maintaining, expanding and improving properties in our portfolio;

     o    repayment of indebtedness outstanding at that time;

     o financing future acquisitions of properties or businesses that we may from time to time consider; and

     o    general working capital.

     Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related supplement to this prospectus.

                    DESCRIPTION OF COMMON AND PREFERRED STOCK

     The following summarizes certain material terms and provisions of our capital stock. It does not purport to be complete, however, and is qualified in its entirety by reference to Maryland law and by the actual terms and provisions contained in our charter and bylaws, each as amended and restated.

Overview

     Our charter authorizes our board of directors to issue 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors may classify or reclassify any unissued shares of capital stock, common, preferred or otherwise, to provide for the issuance of capital stock in other classes or series of securities, to establish the number of shares of capital stock in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualification or term.

     As of June 30, 2003, 63,610,551 shares of our common stock were issued and outstanding and no shares of preferred stock were outstanding. Subject to the New York Stock Exchange rules which require stockholder approval for certain issuances of securities, we may issue, generally without stockholder approval, from time to time, in one or more series, shares of capital stock of any class or series, or securities or rights convertible into shares of capital stock of any class or series, for such consideration as our board of directors may deem advisable, subject to any applicable limitations or restrictions under Maryland law or our charter or bylaws.

         The following description sets forth certain general terms and provisions of our common and preferred stock to which a supplement to this prospectus may relate. The particular terms of the shares of common or preferred stock being offered and the extent to which the general provisions may apply will be described in the applicable supplement to this prospectus. If so indicated in the applicable supplement to this prospectus, the terms of any series of shares of capital stock may differ from the terms set forth below, except with respect to those terms required by our charter and bylaws.

General Description of our Common Stock

     General. Subject to the provisions of our charter regarding ownership of shares of capital stock in excess of the aggregate ownership limits described below, unless otherwise provided for in the applicable supplement to this prospectus, our shares of common stock have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights. Holders of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

     Distributions. Subject to any preferential rights of any outstanding shares of preferred stock and to the provisions of our charter regarding ownership of shares in excess of the aggregate stock ownership limit, our common stockholders are entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds.

     Voting Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders for a vote, including the election of directors. Except as provided in the terms of any other class or series of stock, the holders of common stock possess the exclusive voting power, subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the aggregate stock ownership limit, or such other limit as provided in our charter or as otherwise permitted by the board of directors.

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

     Liquidation Rights. Subject to the right of any holders of preferred stock to receive preferential distributions, if we are liquidated, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.

     Registrar and Transfer Agent. The registrar and transfer agent for our capital stock is American Stock Transfer & Trust Company.

General Description of Preferred Stock

     General. Under our charter, the board of directors is authorized, subject to certain limitations prescribed by Maryland law and the New York Stock Exchange rules, without further stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Subject to the provisions of our charter regarding ownership of shares of capital stock in excess of the aggregate stock ownership limits, each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. Unless provided in a supplement to this prospectus, the shares of preferred stock to be issued will have no preemptive rights. Reference is made to any supplement to this prospectus relating to the preferred stock offered thereby for specific items, including:

     o the number of shares of preferred stock to be issued and the offering price of such preferred stock;

     o    the title and stated value of such preferred stock;

     o    dividend rights;

     o dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to such preferred stock;

     o the date from which distributions on such preferred stock shall accumulate, if applicable;

     o the right to convert the preferred stock into a different type of security;

     o    voting rights attributable to the preferred stock;

     o rights and preferences upon our liquidation or winding up of our affairs;

     o    the terms of redemption;

     o the procedures for any auction and remarketing, if any, for such preferred stock;

     o    the provisions for a sinking fund, if any, for such preferred stock;

     o    any listing of such preferred stock on any securities exchange;

     o the terms and conditions, if applicable, upon which such preferred stock will be convertible into common stock, including the conversion price (or manner of calculation thereof);

     o a discussion of federal income tax considerations applicable to such preferred stock;

     o the relative ranking and preferences of such preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

     o any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs; and

     o any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

     Rank. Unless otherwise indicated in the applicable supplement to this prospectus, shares of our preferred stock will rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

     o senior to all classes or series of common stock, and to all equity securities ranking junior to such preferred stock;

     o on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

     o junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock.

     Distributions. Subject to any preferential rights of any outstanding stock or series of stock and to the provisions of our charter regarding ownership of shares of common stock in excess of the aggregate ownership limits, our preferred stockholders are entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds, and share pro rata based on the number of preferred shares, common stock and other parity equity securities outstanding.

     Voting Rights. Unless otherwise indicated in the applicable supplement to this prospectus, holders of our preferred stock will not have any voting rights.

     Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred stock are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred stock do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of equity security ranking junior to the preferred stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

     Conversion Rights. The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable supplement to this prospectus. Such terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

     Redemption. If so provided in the applicable supplement to this prospectus, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus.

     Registrar and Transfer Agent. The registrar and transfer agent for our preferred stock will be set forth in the applicable supplement to this prospectus.

     If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of stockholders. The board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

REIT Ownership Limitations

     For us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of capital stock, common or preferred, may be owned, actually or constructively, by five or fewer "individuals," which, as defined in the Internal Revenue Code for this purpose, includes some entities. In addition, if we, or an actual or constructive owner of 10% or more of our shares of our capital stock, own, actually or constructively, 10% or more of one of our tenants, then the rent received by us from that "related party tenant" will not be qualifying income for purposes of determining whether we meet the requirements for qualification as a REIT under the Internal Revenue Code unless the tenant is a taxable REIT subsidiary and specified requirements are met. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year.

     As a means of addressing these requirements, our charter provides that, subject to exceptions, no person may own, or be deemed to own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9%, in value or number of shares of our capital stock, whichever is more restrictive, of the aggregate outstanding shares of stock of any class or series of stock. Under our charter, the board of directors may increase the ownership limit with respect to any class or series of shares of capital stock. In addition, our board of directors, in its sole discretion, may exempt a person from the ownership limits and may establish a new limit applicable to that person if such person submits to the board of directors such representations and undertakings that demonstrate, to the reasonable satisfaction of the board, that such ownership would not jeopardize our status as a REIT under the Internal Revenue Code. Our charter further prohibits any person from transferring any of our common or preferred shares of stock if the transfer would result in our shares of capital stock being owned by fewer than 100 persons or otherwise would cause us not to qualify as a REIT.

     If any transfer of shares of capital stock or any other event would otherwise result in any person violating the ownership limits, then our charter provides that the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares of capital stock that exceeds the ownership limits and the prohibited transferee would not acquire any right or interest in the shares. The shares transferred in violation of the ownership limit instead would be transferred automatically to a charitable trust, the beneficiary of which would be a qualified charitable organization selected by us. If the transfer to the charitable trust of the shares that were transferred in violation of the ownership limit is not automatically effective for any reason, then the transfer that resulted in the violation of the ownership limit would be void.

     The charitable trustee will have the sole right to vote the shares of stock that it holds, and any distributions paid on shares held by the charitable trustee would be paid to the beneficiary of the charitable trust. The trustee of the charitable trust would be required to sell the shares of stock transferred in violation of the ownership limit to a person or entity who could own the shares of stock without violating the ownership limit, and to distribute to the prohibited transferee an amount equal to the lesser of the price paid by such person for the shares of stock transferred in violation of the ownership limit or the sales proceeds received by the charitable trust for the shares. In the case of a transfer for no consideration, such as a gift, the charitable trustee would be required to sell the shares of stock to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the fair market value of the shares of stock on the date of the event causing the shares to be held in the trust or the sales proceeds received by the charitable trust for the shares.

     Under our charter, we, or our designee, would have the right to purchase the shares from the charitable trust at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and the market price of such shares on the date we, or our designee, were to agree to purchase the shares. Any proceeds derived from the sale of the shares of capital stock in excess of the amount distributed to the prohibited transferee under these provisions would be distributed to the beneficiary of the charitable trust.

     All persons or entities who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such lower percentage as required by the Internal Revenue Code or U.S. tax regulations) of the outstanding shares of our capital stock must give a written notice to us by January 30 of each year stating the name and address of such owner, the number of shares of our capital stock owned and a description of the manner in which such shares of capital stock are held. In addition, each holder of shares of our capital stock subject to the foregoing ownership requirement shall provide us with such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limit discussed above. Finally, each beneficial owner of shares of our capital stock and each person (including the stockholder of record) who is holding shares of our stock as a nominee for a beneficial owner must provide us with such information as we may request, in good faith, in order to determine its status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

     The foregoing restrictions on ownership and transferability would not apply if our board of directors were to determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT under the Internal Revenue Code.

Anti-takeover Effects of Maryland Law

     Statutory Takeover Provisions. Maryland law provides protection for Maryland corporations against unsolicited takeovers by protecting the board of directors with regard to actions taken in a takeover context. The Maryland General Corporation Law provides that the duties of directors will not require them to:

     o accept, recommend, or respond to any proposal by a person seeking to acquire control;

     o make a determination under the Maryland Business Combination Statute or the Control Share Acquisition Statute, as described below;

     o authorize the corporation to redeem any rights under, modify or render inapplicable, a stockholders' rights plan;

     o elect to be subject to any or all of the "elective provisions" described below; or

     o    act or fail to act solely because of:

     - the effect the act or failure to act may have on an acquisition or potential acquisition of control; or

     - the amount or type of consideration that may be offered or paid to stockholders in an acquisition.

     Under Maryland law, there is also a presumption that the act of a director satisfies the required standard of care. In the case of a Maryland corporation, a director must perform his or her duties in good faith, in a manner the director believes is in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, an act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject under Maryland law to a higher duty or greater scrutiny than is applied to any other act of a director. This provision creates a Maryland rule which is less exacting than case law in many other jurisdictions which imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context, and shifts the burden of proof to directors to show that they complied with their fiduciary duties.

     Maryland legislation enacted in 1999 allows publicly held Maryland corporations to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland corporation in its charter or bylaws or by resolution adopted by the board of directors, without a vote of stockholders, so long as the corporation has at least three directors who, at the time of electing to be subject to the provisions, are not:

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

     o    persons seeking to acquire control of the corporation;

     o    officers or employees of the corporation;

     o directors, officers, affiliates or associates of any person seeking to acquire control; or

     o nominated or designated as directors by a person seeking to acquire control.

     Articles supplementary must be filed with the State Department of Assessments and Taxation of Maryland if a Maryland corporation elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Stockholder approval is not required for the filing of articles supplementary.

     The Maryland legislation provides that a corporation can elect to be subject to all or any portion of the following provisions notwithstanding any contrary provisions contained in the corporation's existing charter or bylaws:

     o Classified Board: The corporation may divide its board into three classes which, to the extent possible, will have the same number of directors, the terms of which will expire at the third annual meeting of stockholders after the election of each such class;

     o Two-Thirds Stockholder Vote to Remove Directors Only for Cause: The stockholders may remove any director, as applicable, only by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors, but a director may not be removed without cause;

     o Size of Board Fixed by Vote of Board: The number of directors, as applicable, will be fixed only by resolution of the board;

     o Board Vacancies Filled by the Board for the Remaining Term: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee or director, may be filled only by the affirmative vote of a majority of the remaining directors even if they do not constitute a quorum. Directors elected to fill vacancies will hold office for the remainder of the full term of the class of trustees or directors in which the vacancy occurred, as opposed to until the next annual meeting of stockholders, and until a successor is elected and qualified; and

     o Stockholder Calls of Special Meetings: Special meetings of stockholders shall be called by the secretary of the corporation only upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

     Although we have not specifically elected to be governed by the 1999 legislation, our charter and bylaws, as applicable, contain provisions that are similar to those listed above. See "Provisions of our Charter and Bylaws that May Prevent Takeovers" below. Moreover, our board of directors may elect to be governed by the 1999 legislation in the future.

     Business Combinations with Interested Securityholders. The Maryland Business Combination Act provides that, unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an "interested stockholder" or its affiliates, for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, unless the stockholders receive a minimum price, as defined under Maryland law, a business combination with an interested stockholder or its affiliates must be recommended by the board of directors and approved by (i) at least 80% of the outstanding voting shares and (ii) at least two-thirds of the outstanding voting shares entitled to be cast, other than voting shares held by the interested stockholder or any of its affiliates. Under the statute, an "interested stockholder" generally is defined to mean a person or group which owns beneficially, directly or indirectly, 10% or more of the voting power of the corporation's shares or an affiliate or an associate of the corporation who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction

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

by which that person otherwise would have become an interested stockholder. These requirements do not apply to a business combination with an interested stockholder or its affiliates if the business combination is exempted by the board of directors before the time the interested stockholder first became an interested stockholder.

     By resolution of our board of directors, we have exempted business combinations between us and any of our officers or directors or any affiliate of our officers or directors. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to those business combinations.

     The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer with respect to business combinations.

     Control Share Acquisitions. The Maryland Control Share Acquisition Act provides that shares of a Maryland corporation that are acquired in a "control share acquisition," which is defined as the acquisition, directly or indirectly, of shares comprising one-tenth or more, but less than one-third, one-third or more, but less than a majority or a majority or more of all voting shares, have no voting rights except:

     o if approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation; or

     o if the acquisition of the shares has been approved or exempted at any time before the acquisition of the shares.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

     A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholder meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The Maryland Control Share Acquisition Act is applicable to a publicly traded Maryland corporation unless its charter or bylaws specifically provides that it shall be inapplicable. Our bylaws contain a provision exempting us from the control share acquisition act. There can be no assurance that this provision will not be amended or eliminated at any time in the future, thereby making our company subject to the act.

     Mergers, Consolidations, and Sale of Assets. Under Maryland law, a proposed consolidation, merger, share exchange or transfer of assets must be approved by the affirmative vote of two-thirds of all the votes entitled to vote on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes entitled to be cast) is specified in the charter. Our charter reduces the vote requirement to a majority of the votes entitled to be cast.

     However, approval of a merger by stockholders is not required if:

     o the merger does not reclassify or change the terms of any class or series of stock that is outstanding immediately before the merger becomes effective or otherwise require the amendment to the corporation's charter; and

     o the number of shares of stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of shares of the class or series of stock that is outstanding immediately before the merger becomes effective, or there is no stock outstanding or subscribed for and entitled to be voted on the merger.

     Under these circumstances, a majority vote of the entire board of directors is sufficient for approval.

Provisions of our Charter and Bylaws That May Prevent Takeovers

     Our charter and our bylaws contain provisions that may delay, defer or prevent a change in control of us and make removal of our management more difficult.

     Classification of the Board. Maryland law permits a Maryland corporation to divide its board of directors into classes with staggered terms of office so long as the term of office of at least one class expires each year. Our bylaws divide the board of directors into three classes, as nearly equal in number as possible, with classes being elected to three-year terms on a rotating basis.

     Number of Directors; Removal of Directors; Vacancies. Our charter and bylaws provide that the board of directors may increase or decrease the number of directors provided that the number thereof shall never be less than the minimum number required by Maryland law nor more than 15.

     Pursuant to our charter, subject to the rights of one or more classes or series of preferred stock to elect or remove one or more directors, any and all directors may be removed from office at any time, but only for cause, and by an affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Our charter defines "cause" to mean, with respect to any particular director, the conviction of a felony or a final judgment of a court of competent jurisdiction holding that the director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

     Under our bylaws, any vacancy on the board of directors for any cause other than an increase in the number of directors shall be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy on the board of directors created by an increase in the number of directors may be filled by a majority vote of the entire board of directors. Any individual so elected as a director shall hold office until the next annual meeting of stockholders and until his successor is elected and qualifies.

     Stockholder Requested Special Meetings. Our bylaws provide that special meetings of stockholders may be called by the board of directors, the president or the chief executive officer. Special meetings of the stockholders may also be called by the secretary of the corporation upon the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

     Stockholder Action by Written Consent. Although Maryland law provides for stockholder action by unanimous written consent, our bylaws do not permit stockholder action by written consent.

     Advance Notice Provisions for Stockholder Nominations and Stockholder New Business Proposals. Our bylaws require advance written notice for stockholders to nominate a director or bring other business before a meeting of stockholders.

     For an annual meeting, a stockholder must deliver notice to our secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the applicable anniversary date of the prior year's annual meeting, or the meeting is a special meeting of stockholders at which directors will be elected, notice of a director nomination by a stockholder must be given not earlier than the close of business on the 90th day before the meeting and not later than the close of business on the later of the 60th day before the meeting or the tenth day following the day on which we first made a public announcement of the date of the meeting.

     Our bylaws contain detailed requirements for the contents of stockholder notices of director nominations and new business proposals.

     The foregoing provisions, together with the ability of the board of directors to issue preferred stock without further stockholder action, may delay or frustrate the removal of incumbent directors or the completion of transactions that would be beneficial, in the short term, to our stockholders. The provisions may also discourage or make more difficult a merger, tender offer, other business combination or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events would be favorable to the interests of our stockholders.

                        DESCRIPTION OF DEPOSITARY SHARES
General

     We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred stock, as specified in the applicable prospectus supplement which will more fully describe the terms of those depositary shares. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

     The depositary shares to be issued will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of a class or series of preferred stock by us to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. The following description of the depositary shares, and any description of the depositary shares in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying deposit agreement and the depositary receipt, which we will file with the SEC at or prior to the time of the sale of the depositary shares. You should refer to, and read this summary together with, the deposit agreement and related depositary receipt. You can obtain copies of any form of deposit agreement or other agreement pursuant to which the depositary shares are issued by following the directions described under the caption "Where You Can Find More Information."

Dividends and Other Distributions

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of those depositary receipts owned by those holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make that distribution, in which case the preferred stock depositary may, with our approval, sell that property and distribute the net proceeds from that sale to those holders.

Withdrawal of Preferred Stock

     Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into excess preferred stock or otherwise), the holders thereof will be entitled to delivery at that office, to or upon that holder's order, of the number of whole or fractional shares of the class or series of preferred stock and any money or other property represented by the depositary shares evidenced by those depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related class or series of preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of those shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

     Whenever we redeem shares of a class or series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the class or series of preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to that class or series of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in the issuance of any excess preferred stock.

     From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon their redemption and any money or other property to which the holders of those depositary receipts were entitled upon their redemption and surrender thereof to the preferred stock depositary.

Voting

     Upon receipt of notice of any meeting at which the holders of a class or series of preferred stock deposited with the preferred stock depositary are entitled to vote, the preferred stock depositary will mail the information contained in that notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent that class or series of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for that class or series of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder's depositary shares. The preferred stock depositary will vote the amount of that class or series of preferred stock represented by those depositary shares in accordance with those instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of that class or series of preferred stock represented by those depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing those depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as that action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Liquidation Preference

     In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by that depositary receipt, as set forth in the applicable prospectus supplement.

Conversion

     The depositary shares will not be convertible directly into our common stock or any other of our securities or property, except in connection with exchanges to preserve our status as a REIT. Holders of depositary receipts evidencing convertible preferred stock may surrender the depositary receipts to the depositary with instructions directing us to convert the class or series of preferred stock represented by the related depositary shares into whole shares of common stock, other shares of a class or series of preferred stock or other securities if specified in the prospectus supplement relating to the offering of the depositary shares. When we receive these instructions, and the payment of any applicable fees, we will convert or exchange the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is converting only part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted. We will not issue any fractional shares of our common stock upon conversion, and if a conversion would result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

     The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related class or series of preferred stock will not be effective unless that amendment has been approved by the existing holders of at least two thirds of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class or series of preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any of those types of amendments becomes effective shall be deemed, by continuing to hold that depositary receipt, to consent and agree to that amendment and to be bound by the deposit agreement as amended thereby.

     We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if:

     o    such termination is necessary to preserve our status as a REIT, or

     o a majority of each class or series of preferred stock subject to that deposit agreement consents to that termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, that number of whole or fractional shares of each class or series of preferred stock as are represented by the depositary shares evidenced by those depositary receipts together with any other property held by the preferred stock depositary with respect to those depositary receipts.

     If the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list each class or series of preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if:

     o all outstanding depositary shares issued thereunder shall have been redeemed,

     o there shall have been a final distribution in respect of each class or series of preferred stock subject to that deposit agreement in connection with our liquidation, dissolution or winding up and that distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing that class or series of preferred stock, or

     o each share of preferred stock subject to that deposit agreement shall have been converted into our stock not so represented by depositary shares.

Charges of Preferred Stock Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by those holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Preferred Stock Depositary

     The preferred stock depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the preferred stock depositary, that resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

     The preferred stock depositary will forward to holders of depositary receipts any reports and communications from us which are received by it with respect to the related preferred stock.

     Neither we nor the preferred stock depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and those of the preferred stock depositary under the deposit agreement will be limited to performing our respective duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of a class or series of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of a class or series of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give that information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on those claims, requests or instructions received from us.

                         DESCRIPTION OF DEBT SECURITIES

General

     We may issue debt securities under an indenture between us and SunTrust Bank, Inc., as the indenture trustee. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indenture from time to time after we execute it.

     This prospectus summarizes what we believe to be the material provisions of the indenture and the debt securities that we may issue under the indenture. This summary is not complete and may not describe all of the provisions of the indenture or of any of the debt securities that might be important to you. For additional information, you should carefully read the form of indenture that is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

     When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read both this prospectus and the applicable supplement.

     In the summary below, we have included references to the section numbers of the indenture so that you can easily locate the related provisions in the indenture for additional detail. You should also refer to the indenture for the definitions of any capitalized terms that we use below but do not describe in this prospectus. When we refer to particular sections of the indenture or to defined terms in the indenture, we intend to incorporate by reference those sections and defined terms into this prospectus.

Terms

     The debt securities will be our direct, unsecured obligations. The indebtedness represented by the debt securities will rank equally with all of our other unsecured and unsubordinated debt. We may, as described in a prospectus supplement, issue debt that is secured by our assets.

     The amount of debt securities we offer under this prospectus will be limited to the amount described on the cover of this prospectus. We may issue the debt securities, from time to time and in one or more series, as our board of directors may establish by resolution, or as we may establish in one or more supplemental indentures. We may issue debt securities with terms different from those of debt securities that we have previously issued (Section 301).

     The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series (Section 608). If two or more persons act as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee (Sections 101 and 609). Except as otherwise indicated in this prospectus, each trustee may take any action described in this prospectus only with respect to the one or more series of debt securities for which it is trustee under the indenture.

     You should refer to the applicable supplement to this prospectus relating to a particular series of debt securities for the specific terms of the debt securities, including, but not limited to:

     o the title of the debt securities, whether the debt securities will be guaranteed and the identity of the guarantor or guarantors, if any;

     o the total principal amount of the debt securities and any limit on the total principal amount;

     o the price, expressed as a percentage of the principal amount of the debt securities, at which we will issue the debt securities and any portion of the principal amount payable upon acceleration of the debt securities;

     o the terms, if any, by which holders of the debt securities may convert or exchange the debt securities for our common stock, our preferred stock, or any of our other securities or property;

     o if the debt securities are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

     o the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities and the amount of principal we will be obligated to pay;

     o the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

     o the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities, the dates on which we will be obligated to pay any interest, the regular record dates, if any, for the interest payments, or the method by which the dates will be determined, the persons to whom we will be obligated to pay interest, and the basis upon which interest will be calculated, if other than that of a 360-day year consisting of twelve 30-day months;

     o the place or places where the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities will be payable, where the holders of the debt securities may surrender their debt securities for conversion, transfer or exchange, and where the holders may serve notices or demands to us in respect of the debt securities and the indenture (Section 101);

     o whether the debt securities will be in registered or bearer form, and the terms and conditions relating to the form, and, if in registered form, the denominations in which we will issue the debt securities if other than $1,000 or a multiple of $1,000 and, if in bearer form, the denominations in which we will issue the debt securities if other than $5,000;

     o if other than the trustee, the identity of each security registrar and/or paying agent for debt securities of the series;

     o the period or periods during which, the price or prices, including any premium or Make-Whole Amount, at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities, at our option, if we have an option;

     o any obligation that we have to redeem, repay or purchase debt securities under any sinking fund or similar provision or at the option of a holder of debt securities, and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities under that obligation;

     o the currency or currencies in which we will sell the debt securities and in which the debt securities will be denominated and payable;

     o whether the amount of payment of principal of, and any premium, Make-Whole Amount or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

     o whether the principal of, and any premium, Make-Whole Amount, Additional Amounts or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent responsible for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

     o any provisions granting special rights to the holders of the debt securities of the series at the occurrence of named events;

     o any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants contained in the indenture;

     o whether the debt securities of the series will be issued in certificated or book-entry form and the related terms and conditions, including whether any debt securities will be issued in temporary and/or permanent global form, and if so, whether the owners of interests in any permanent global debt security may exchange those interests for debt securities of that series and of like tenor of any authorized form and denomination and the circumstances under which any exchanges may occur, if other than in the manner provided in the indenture (Section 305), and, if debt securities of or within the series are to be issuable as a global debt security, the identity of the depositary for such series;

     o the date as of which any Bearer Securities, and/or temporary global debt security representing outstanding securities of or within the series will be dated if other than the date of original issuance of the first debt security of the series to be issued (Section 101);

     o if the debt securities will be issued in definitive form only upon our receipt, or the trustee's receipt, of certificates or other documents, or upon the satisfaction of conditions, a description of those certificates, documents or conditions;

     o if the debt securities will be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

     o the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture, as described below under "--Discharge, Defeasance and Covenant Defeasance";

     o any applicable United States federal income tax consequences, including whether and under what circumstances we will pay any Additional Amounts, as contemplated in the indenture on the debt securities, to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay Additional Amounts, whether, and on what terms, we will have the option to redeem the debt securities in lieu of paying the Additional Amounts;

     o any other covenant or warranty included for the benefit of the debt securities of the series;

     o any proposed listing of the debt securities on any securities exchange or market; and

     o any other terms of the debt securities or of any guarantees issued in connection with the debt securities not inconsistent with the provisions of the indenture (Section 301).

     The debt securities may provide for less than their entire principal amount to be payable if we accelerate their maturity as a result of the occurrence and continuation of an event of default (Section 502). If this is the case, the debt securities would have what is referred to as "original interest discount." Any special United States federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

     We may issue debt securities from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currencies or currency exchange rates, commodity prices, equity indices or other factors. Holders of debt securities with these features may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on the applicable dates, depending upon the value on those dates of the applicable currencies or currency exchange rates, commodity prices, equity indices or other factors.

     Information as to the methods for determining the amount of principal or interest payable on any date, the currencies or currency exchange rates, commodity prices, equity indices or other factors to which the amount payable on that date is linked and additional tax considerations will be included in the applicable prospectus supplement. All debt securities of any one series will be substantially identical, except as to denomination, in the case of debt securities issued in global form, and except as may otherwise be provided by a resolution of our board of directors or in any supplement to the indenture. We are not required to issue all of the debt securities of a series at the same time, and, unless otherwise provided in the indenture or applicable supplement, we may re-open a series without the consent of the holders of the debt securities of that series to issue additional debt securities of that series.

     The indenture does not contain any provisions that limit our ability to incur indebtedness or that would protect holders of debt securities in the event we become a party to a highly-leveraged or similar transaction in which we would incur or acquire a large amount of additional debt. However, there are restrictions on ownership and transfers of our common stock and preferred stock that are designed to preserve our status as a REIT, as well as other provisions of our charter and bylaws, which may prevent or hinder a change of control. You should refer to the applicable prospectus supplement for information regarding any deletions from, modifications of, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Guarantees

     Debt securities may be issued and unconditionally and irrevocably guaranteed on an unsecured and unsubordinated basis by certain of our subsidiaries that are listed as guarantors in the applicable supplement to this prospectus. Any guarantee would cover the timely payment of the principal of, and any premium, interest or sinking fund payments on, the debt securities, whether we make the payment at a maturity date, as a result of acceleration or redemption, or otherwise. We will more fully describe the existence and terms of any guarantee of any of our debt securities by our subsidiaries in the prospectus supplement relating to those debt securities.

Denominations, Interest, Registration and Transfer

     Unless the applicable prospectus supplement states otherwise, any debt securities of any series that we issue in registered form will be issued in denominations of $1,000 and multiples of $1,000, and debt securities of any series that we issue in bearer form will be issued in denominations of $5,000 (Section 302).

     Unless the applicable prospectus supplement states otherwise, the principal of, and any premium, Make-Whole Amount, or interest on, any series of debt securities will be payable in the currency designated in the prospectus supplement at the corporate trust office of the trustee, initially, SunTrust Bank, 25 Park Place, 24th Floor, Atlanta, Georgia 30303-2900. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the series or by wire transfer of funds to that person at an account maintained within the United States (Sections 301, 305, 307 and 1002). We may at any time designate additional paying agents or rescind designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies that we pay to a paying agent for the payment of any principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security which remains unclaimed at the end of two years after that payment became due and payable will be repaid to us. After that time, the holder of the debt security will be able to look only to us for payment (Section 1003).

     Any interest that we do not punctually pay on any interest payment date with respect to a debt security will cease to be payable to the holder on the applicable regular record date and may either:

     o be paid to the holder at the close of business on a Special Record Date for the payment of defaulted interest, to be determined by the trustee, (Sections 101 and 307); or

     o be paid at any time in any other lawful manner, as more fully described in the indenture.

     Subject to certain limitations imposed upon debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and of the same total principal amount and authorized denomination upon the surrender of the debt securities at the corporate trust office of the trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, transfer or exchange at the corporate trust office of the trustee. Every debt security surrendered for conversion, transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. There will be no service charge for any transfer or exchange of any debt securities, but we may require holders to pay any tax or other governmental charge payable in connection with the transfer or exchange (Section 305).

     If the applicable prospectus supplement refers to us designating any transfer agent for any series of debt securities, in addition to the trustee, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

     Neither we nor any trustee will be required to do any of the following:

     o issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

     o register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;

     o exchange any debt security in bearer form that is selected for redemption, except that a debt security in bearer form may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form must be simultaneously surrendered for redemption; or

     o issue or register the transfer or exchange of any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that will not be partially or entirely repaid (Section 305).

Global Debt Securities

     The debt securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or its nominee. In this case, we will issue one or more global securities in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the series to be represented by the global security or securities. We expect that any global securities issued in the United States would be deposited with The Depository Trust Company, as depositary. We may issue any global securities in fully registered form on a temporary or permanent basis. Unless and until a global security is exchanged for debt securities in definitive registered form, a permanent global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary's nominee.

     The specific terms of the depositary arrangement with respect to any series of debt securities to be represented by a registered global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to depositary arrangements.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with, or are participants of, the depositary for the registered global security, or persons that may hold interests through participants. When we issue a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the global security owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in an offering of the debt securities, or by us or the trustee if we are directly offering the debt securities. The participants' ownership, and any transfer, of a registered global security will be shown on records maintained by the depositary, and ownership of persons who hold debt securities through participants will be reflected on the records of the participants. State and federal laws may impair a person's ability to own, transfer or pledge interests in a registered global securities.

     So long as the depositary or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the depositary's procedures and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, a registered global security will be made to the depositary or its nominee, as the case may be, as the registered owners of the global security. Neither we, the trustee, the paying agent nor the registrar, nor any other agent of ours or of the trustee, will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that once the depositary receives any payment of principal of, any premium, Make-Whole Amounts, interest or Additional Amount on, a registered global security, the depositary will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global security, as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the registered global security held through the participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     If the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency under the Securities Exchange Act of 1934, as amended, and we do not appoint a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more global securities and, in such event, we will issue debt securities in definitive form in exchange for all of the global security or securities representing the debt securities. We will register any debt securities issued in definitive form in exchange for a global security in the name or names that the depositary provides to the trustee. We expect that those names will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security.

     Debt securities in bearer form may also be issued in the form of one or more global securities that will be deposited with a common depositary for Euroclear and CEDEL, or with a nominee for the depositary identified in the applicable prospectus supplement. We will describe in the applicable prospectus supplement the specific terms and procedures of the depositary arrangement, including the specific terms of the depositary arrangement and any specific procedures, for the issuance of debt securities in definitive form in exchange for a global security in bearer form, with respect to any portion of a series of debt securities to be represented by a global security in bearer form.

Merger, Consolidation or Sale

     We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, trust or entity provided that:

     o we are the survivor in the transaction, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States which expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

     o immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction as having been incurred by us or our subsidiary at the time of the transaction, there is no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default; and

     o we deliver a certificate, signed by one of our officers, and an opinion of our legal counsel, as to the satisfaction of conditions contained in the indenture (Sections 801 and 803).

This covenant would not apply to any recapitalization transaction, a change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger, consolidation or transfer or lease of substantially all of our assets. Except as may be described in the applicable prospectus supplement, there are no covenants or other provisions in the indenture providing for a "put" right or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur a large amount of additional debt.

Certain Covenants

     Existence. Except as permitted under the section entitled "--Merger, Consolidation or Sale" above, we will do or cause to be done all things necessary to preserve and keep our and our Subsidiaries' legal existence, rights and franchises in full force and effect. We will not, however, be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of any debt securities (Section 1005).

     Maintenance of Properties. We will cause all of our material properties used or useful in the conduct of our business, or the business of any of our subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements of those properties, as we in our judgment believe is necessary to properly and advantageously carry on the business related to those properties at all times. We will not, however, be prevented from selling or otherwise disposing of our properties, or the properties of our subsidiaries, in the ordinary course of business (Section 1006).

     Insurance. We and each of our subsidiaries must keep all of our insurable properties insured against loss or damage with commercially reasonable amounts and types of insurance provided by insurers of recognized responsibility (Section 1007).

     Payment of Taxes and Other Claims

          We will pay or discharge, or cause to be paid or discharged, before they become delinquent, the following:

     o all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries, or upon the income, profits or property of us or of any of our subsidiaries, and

     o all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our subsidiaries.

     We will not, however, be required to pay or discharge, or cause to be paid or discharged, any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings (Section 1008).

     Provision of Financial Information. Whether or not we are subject to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, we will file annual reports, quarterly reports and other documents with the SEC pursuant to Sections 13 and 15(d) as if we were so subject, on or prior to the dates by which we are or would have been required to file those documents if we were so subject. In any event, we will:

     o file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC under Sections 13 and 15(d) of the Exchange Act within 15 days of each of the respective dates by which we are or would have been required to file those reports with the SEC; and

     o promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to holders and any prospective holders of debt securities if filing those documents with the SEC is not permitted under the Exchange Act (Section 1009).

     Waiver of Certain Covenants. We may choose not to comply with any term, provision or condition of the foregoing covenants, or with any other term, provision or condition with respect to the debt securities of a series if, before or after the time for compliance, the holders of at least a majority in principal amount of all outstanding debt securities of the series either waive the compliance in that particular instance or in general waive compliance with that covenant or condition. This does not apply to any terms, provisions or conditions that, by their terms, cannot be amended without the consent of all holders of debt securities of the series. Unless the holders expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of any term, provision or condition will remain in full force and effect (Section 1012).

     Additional Covenants.

     Any additional covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

     Except as otherwise provided in the applicable prospectus supplement, the following events are "events of default" with respect to any series of debt securities that we may issue under the indenture:

     o we fail for 30 days to pay any installment of interest or any Additional Amounts payable on any debt security of that series;

     o we fail to pay the principal of, or any premium or Make-Whole Amount on, any debt security of that series when due, either at maturity, redemption or otherwise;

     o we fail to make any sinking fund payment as required for any debt security of that series;

     o we breach or fail to perform any covenant or warranty contained in the indenture, other than a covenant added solely for the benefit of a different series of debt securities issued under the indenture or except as otherwise provided for in the indenture, and our breach or failure to perform continues for 60 days after we have received written notice in accordance with the indenture of our breach or failure to perform;

     o we default under a bond, debenture, note, mortgage, indenture or instrument evidencing indebtedness for money borrowed by us, or by any subsidiaries of ours that we have guaranteed or for which we are directly responsible or liable as obligor or guarantor, that has a principal amount outstanding of $10,000,000 or more, other than indebtedness which is non-recourse to us or our subsidiaries, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the indebtedness has not been discharged or the acceleration has not been rescinded or annulled, within 30 days after written notice was provided to us in accordance with the indenture;

     o the bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or appointment of a trustee for us or of any of our Significant Subsidiaries, or for all or substantially all of our properties or the properties of our Significant Subsidiaries (Section
          101); and

     o any other event of default described in the applicable prospectus supplement and indenture (Section 501).

     If there is a continuing event of default with respect to outstanding debt securities of a series, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series, voting as a single class, may declare immediately due and payable the principal amount or other amount as may be specified by the terms of those debt securities and any premium or Make-Whole Amount on the debt securities of that series. However, at any time after an acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration and annul its consequences if:

     o we pay or deposit with the trustee all required payments of the principal of, and any premium, Make-Whole Amount, interest, and Additional Amounts on, the applicable series of debt securities, plus fees, expenses, disbursements and advances of the trustee; and

     o all events of default, other than the nonpayment of accelerated principal, premium, Make-Whole Amount or interest, with respect to the applicable series of debt securities have been cured or waived as provided in the indenture (Section 502).

     The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except a default involving:

     o our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security; or

     o a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default (Section 513).

     The trustee is generally required to give notice to the holders of debt securities of each affected series within 90 days of a default actually known to a Responsible Officer of the Trustee unless the default has been cured or waived. The trustee may, however, withhold notice of default unless the default relates to:

     o our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security of that series; or

     o    any sinking fund installment for any debt securities of that series,

if the Responsible Officers of the trustee in good faith consider it to be in the interest of the holders of the debt securities of that series (Sections 101 and 601).

     The indenture provides that no holder of debt securities of any series may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the trustee fails to act, for 60 days, after it has received a written notice of a continuing event of default with respect to the debt securities of that series from such holder and a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity satisfactory to the trustee; provided no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of outstanding debt securities of that series (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities at their respective due dates (Section 508).

     Subject to provisions in the indenture relating to the trustee's duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it (Section 602). Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. The trustee may, however, refuse to follow any direction which conflicts with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the applicable series not joining in the direction (Section 512).

     Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating that officer's knowledge of our compliance with all the conditions and covenants under the indenture, and, in the event of any noncompliance, specifying the noncompliance and the nature and status of the noncompliance (Section 1010).

Modification of the Indenture

     The holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture must consent to any modifications and amendments of the indenture. However, no modification or amendment may, without the consent of each holder of the outstanding debt securities affected, do any of the following:

     o change the stated maturity of the principal of, or any premium, Make-Whole Amount or installment of principal of, or interest on, any debt security;

     o reduce the principal amount of, or the rate or amount of interest on, any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any debt security or change any obligation to pay Additional Amounts except as permitted by the indenture;

     o reduce the amount of principal of an original issue discount security or any Make-Whole Amount that would be due and payable upon declaration of acceleration of the maturity of the original discount or other security, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

     o change the place of payment or the currency or currencies of payment of the principal of, and any premium, Make-Whole Amount, interest, or Additional Amounts on, any debt security;

     o impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

     o reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with provisions of the indenture or defaults and their consequences under the indenture, or to reduce the quorum or voting requirements contained in the indenture;

     o make any change that adversely affects the right to convert or exchange any debt security other than as permitted by the indenture or decrease the conversion or exchange rate or increase the conversion or exchange price of any such debt security; or

     o modify any of the foregoing provisions or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage of holders necessary to effect that action or to provide that other provisions may not be modified or waived without the consent of the holder of the debt security (Section
          902).

     The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive compliance by us with some of the covenants in the indenture (Section 1012). We and the trustee may modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

     o to evidence the succession of another person to us as obligor under the indenture;

     o to add to our existing covenants additional covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us in the indenture;

     o to add events of default for the benefit of the holders of all or any series of debt securities;

     o to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

     o to add, change or eliminate any provisions of the indenture, provided that any addition, change or elimination shall neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holder of any debt security with respect to such provision or become effective only when there are no outstanding debt securities;

     o    to secure the debt securities;

     o to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion or exchange of the debt securities into our common stock, preferred stock or other securities or property;

     o to evidence and provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

     o to make any provision with respect to the conversion or exchange of rights of holders pursuant to the requirements of the indenture;

     o to cure any ambiguity, defect or inconsistency in the indenture, provided that the action does not adversely affect the interests of holders of debt securities of any series issued under that indenture;

     o to close the indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act; or

     o to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

Discharge, Defeasance and Covenant Defeasance

     Unless the terms of a series of debt securities provide otherwise, under the indenture, we may discharge some of our obligations to holders of any series of debt securities that:

     o have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year; or

     o    are scheduled for redemption within one year.

     We can discharge these obligations by irrevocably depositing with the trustee funds in the currency or currencies in which the debt securities are payable in an amount sufficient to pay and discharge the entire indebtedness on those debt securities, including principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, the debt securities on and up to the date of such deposit, or, if the debt securities have become due and payable, on and up to the stated maturity or redemption date, as the case may be (Section
401).

     In addition, if the terms of the debt securities of a series permit us to do so, we may elect either of the following:

     o to defease and be discharged from any and all obligations with respect to the debt securities, except our obligations to (Section 1402):

          -- pay any Additional Amounts upon the occurrence of several particular tax and other events;

          --   register the transfer or exchange of the debt securities;

          -- replace temporary or mutilated, destroyed, lost or stolen debt securities;

          --   maintain an office or agency for the debt securities; and

          --   hold monies for payment in trust; or

     o to be released from our obligations with respect to the debt securities under sections of the indenture described under "-- Certain Covenants" or, if permitted by the terms of the debt securities, our obligations with respect to any other covenant.

     If we choose to be released from our obligations under the covenants, our failure to comply with any of the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the debt securities (Section 1403). However, to make either election, we must irrevocably deposit with the trustee an amount, in such currency or currencies in which the debt securities are payable at stated maturity, or in Government Obligations (Section 101), or both, that will provide sufficient funds to pay the principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, the debt securities, and any mandatory sinking fund or similar payments on the debt securities, on the relevant scheduled due dates.

     We may defease and discharge our obligations, as described in the preceding paragraphs, only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that:

     o the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred; and

     o in the case of defeasance, the opinion of counsel must refer to, and be based upon, a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture (Section 1404);

     Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

     o the holder of a debt security of the series elects to receive payment in a currency other than that in which the deposit has been made in respect of the debt security (Section 301); or

     o a conversion event, as defined below, occurs in respect of the currency in which the deposit has been made;

then the indebtedness represented by the debt security will be fully discharged and satisfied through the payment of the principal of, and any premium, Make-Whole Amount and interest on, the debt security as they become due, and Additional Amounts, if any, out of the proceeds yielded by converting the amount deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the holder's election or the conversion event based on the applicable market exchange rate (Section 1405).

     Unless otherwise provided in the applicable prospectus supplement, a "conversion event" means the cessation of use of:

     o a currency issued by the government of one or more countries other than the United States, both by the government of the country that issued that currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

     o the European Community, both within the European Monetary System and, for the settlement of transactions, by public institutions of or within the European Community; or

     o    any currency for the purposes for which it was established (Section
          101).

     Unless otherwise provided in the applicable prospectus supplement, we will make all payments of principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance in United States dollars.

     In the event that we effect covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of an event of default other than:

     o the event of default described in the fourth bullet under "-- Events of Default, Notice and Waiver," which would no longer be applicable to the debt securities of that series (Sections 1004 to 1009); or

     o the event of default described in the seventh bullet under "-- Events of Default, Notice and Waiver" with respect to a covenant as to which there has been covenant defeasance;

then the amount on deposit with the trustee will still be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. In this case, we would remain liable to make payment of the amounts due at the time of acceleration.

     The applicable prospectus supplement may describe any additional provisions permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to a particular series of debt securities.

Conversion and Exchange Rights

     The terms on which debt securities of any series are convertible into or exchangeable for our common stock, preferred stock or other securities or property will be described in the applicable prospectus supplement. These terms will include:

     o the conversion or exchange price, or the manner of calculating the price;

     o    the exchange or conversion period;

     o whether the conversion or exchange is mandatory, or voluntary at the option of the holder or at our option;

     o any restrictions on conversion or exchange in the event of redemption of the debt securities and any restrictions on conversion or exchange, including restrictions directed at maintaining our status as a REIT; and

     o the means of calculating the number of shares of our common stock, preferred stock or other securities or property to be received by the holders of debt securities.

     The conversion or exchange price of any debt securities of any series that are convertible into our common stock or preferred stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as set forth in the applicable prospectus supplement (Article Sixteen).

Governing Law

     The indenture is governed by and shall be construed in accordance with the laws of the State of Georgia.

Redemption of Debt Securities

     The debt securities may be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement. Subject to such terms, we may opt at any time to partially or entirely redeem the debt securities.

     From and after notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

                             DESCRIPTION OF WARRANTS

     The following summary describes generally the terms of warrants that we may offer from time to time in one or more series. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants. The following description of the warrants, and any description of the warrants in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file with the SEC at or prior to the time of the sale of the warrants. You should refer to, and read this summary together with, the warrant agreement and the applicable prospectus supplement to review the terms of a particular series of our common or preferred stock that may be important to you. You can obtain copies of any form of warrant agreement or other agreement pursuant to which the warrants are issued by following the directions described under the caption "Where You Can Find More Information."

     We may issue warrants to purchase depositary shares, debt securities, shares of our common stock or preferred stock, or any combination of those securities. We may issue warrants independently or together with any other securities, and the warrants may be attached to, or separate from, any other securities. Each series of warrants to be issued will be issued under a separate warrant agreement between us and a warrant agent specified in the related prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of the warrants.

     The applicable prospectus supplement will describe the terms of any warrants, including the following:

     o the title of the warrants;

     o    the total number of warrants;

     o    the price or prices at which the warrants will be issued and sold;

     o the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

     o the designation and terms of the securities purchasable upon exercise of the warrants;

     o the price at which, and the currency or currencies, including composite currencies or currency units, in which the securities purchasable upon exercise of the warrants may be purchased;

     o the date on which the right to exercise the warrants shall commence and the date on which that right will expire;

     o    whether the warrants will be issued in registered form or bearer form;

     o if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

     o if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

     o    information with respect to book-entry procedures, if any;

     o if applicable, a summary of the United States federal income tax considerations; and

     o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants, including restrictions directed at maintaining our REIT status.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the respective underlying securities purchasable upon exercise of the warrants.

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

                 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the material U.S. federal income tax considerations applicable to us and our security holders and our election to be taxed as a REIT. It is not tax advice. This summary is not intended to represent a detailed description of the U.S. federal income tax consequences applicable to a particular stockholder or security holder in view of any person's particular circumstances and is not intended to represent a description of the U.S. federal income tax consequences applicable to stockholders subject to special treatment under the U.S. federal income tax laws, including insurance companies, tax-exempt organizations, financial institutions and securities broker-dealers.

     The sections of the Internal Revenue Code, or the Code, relating to our qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the U.S. federal income tax treatment of a REIT and its security holders. The information in this section is based on the Code, current, temporary and proposed Treasury regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, or IRS, and court decisions, in each case as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings, which are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and court decisions may adversely affect the tax considerations described in this discussion. Any change could apply retroactively to transactions preceding the date of the change. Except as described below, we have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment or the treatment of our security holders, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations described in this discussion will not be challenged by the IRS or, if challenged, will be sustained by a court.

     You are urged to consult your own tax adviser regarding the federal, state, local, foreign and other tax consequences to you of the purchase, ownership and sale of our securities and our election to be taxed as a REIT.

Taxation of the Company as a REIT

     General

     We elected to be taxed as a REIT under sections 856 through 860 of the Code, commencing with our taxable year beginning January 1, 1995, and we believe we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT since then. We intend to continue to operate in this manner, but there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT.

     As a condition to the closing of each offering of securities offered by this prospectus, other than offerings of medium term notes and as otherwise specified in the applicable prospectus supplement, our tax counsel will render an opinion to the underwriters of that offering to the effect that, commencing with our taxable year that began January 1, 1995, we have been organized in conformity with the requirements for qualification as a REIT, and our method of operation has enabled us to meet, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations that we will make as to factual matters, including representations to be made in a factual certificate to be provided by one of our officers. In addition, this opinion will be based on our factual representations set forth in this prospectus and in the applicable prospectus supplement. Our tax counsel will have no obligation to update its opinion subsequent to the date it is rendered. Moreover, our qualification and taxation as a REIT depend on our ability to meet, through actual annual operating results, asset diversification, distributions and diversity of stock ownership, the various qualification tests imposed by the Code, discussed below, the results of which will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

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

     If we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income tax on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and again at the stockholder level when the income is distributed. We will be required to pay U.S. federal income tax, however, as follows:

     o We will be required to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

     o We may be required to pay the "alternative minimum tax" on our items of tax preference.

     o If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on that income. Foreclosure property is generally defined as property acquired by foreclosure or after a default on a loan secured by the property or a lease of the property.

     o We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

     o If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but we have otherwise maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount equal to (1) the greater of (a) the amount by which 75% of our gross income exceeds the amount of our gross income qualifying for the 75% gross income test, described below, and (b) the amount by which 90% of our gross income exceeds the amount of our gross income qualifying for the 95% gross income test, described below, multiplied by (2) a fraction intended to reflect our profitability.

     o    If we fail to distribute during any calendar year at least the sum of
          (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed ordinary income and net capital gain from prior periods, we will be required to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

     o If we acquire any asset from a corporation that is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of that asset during the ten year period beginning on the date we acquired the asset, we will be required to pay tax at the highest regular corporate tax rate on the lesser of (1) the amount of that gain and (2) the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate level tax. In addition, if we recognize gain on the disposition of any asset during the ten year period beginning on the first day of the first taxable year for which we qualified as a REIT and we held the asset on that day, we will be required to pay tax at the highest regular corporate tax rate on the lesser of (1) the amount of that gain and (2) the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the first day of the first taxable year for which we qualified as a REIT. The rules described in this paragraph with respect to the recognition of gain assume that we have made and, if required, will make a timely election under the relevant Treasury regulations or a prior IRS notice with respect to assets acquired from a C corporation that have a carryover basis and assets that we owned on the first day of the first taxable year for which we qualified as a REIT. We have timely filed elections provided by the relevant Treasury regulations and the prior IRS notice, and we intend to timely file all other similar elections.

     o A 100% tax may be imposed on certain items of income and expense that are paid directly or constructively between us and a taxable REIT subsidiary (as described below) if and to the extent the IRS successfully adjusts the reported amount of those items.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association:

          (1)  that is managed by one or more trustees or directors,

          (2) that issues transferable shares or transferable certificates to evidence beneficial ownership,

          (3) that would be taxable as a domestic corporation but for sections 856 through 860 of the Code,

          (4) that is not a financial institution or an insurance company within the meaning of the Code,

          (5)  that is beneficially owned by 100 or more persons,

          (6) not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, including specified entities in certain circumstances, during the last half of each taxable year, and

          (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

     We have satisfied condition (5) and believe that we have satisfied condition (6). In addition, our charter provides, and the articles supplementary for any series of preferred stock will provide, for restrictions on the ownership and transfer of our stock. Those restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership and transfer restrictions pertaining generally to our common stock and preferred stock are described in "Description of Common and Preferred Stock--REIT Ownership Limitations" or, to the extent those restrictions differ from those described in this prospectus, those restrictions will be described in the applicable prospectus supplement. There can be no assurance that those transfer restrictions in all cases will prevent a violation of the stock ownership provisions described in conditions (5) and (6) above. To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual owners of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the stock, i.e., the persons required to include in gross income the dividends we distribute. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied condition (6).

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have a calendar year.

     Ownership of Qualified REIT Subsidiaries and Interests in Partnerships. We own and operate a number of properties through subsidiaries. Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation for U.S. Federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of those subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

We have received a ruling from the IRS to the effect that each of the subsidiaries we owned on January 1, 1995, the effective date of our REIT election, was a qualified REIT subsidiary. Moreover, with respect to each of our subsidiaries formed after January 1, 1995 and before January 1, 1998, we have owned 100% of the stock of that subsidiary at all times during the period that subsidiary has been in existence. For taxable years beginning on or after January 1, 1998, any corporation wholly owned by a REIT is permitted to be treated as a "qualified REIT subsidiary" regardless of whether that subsidiary has always been owned by the REIT. Therefore, all of our subsidiaries are "qualified REIT subsidiaries" within the meaning of the Code.

     Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. In addition, we will take into account the income of the partnership attributable to our proportionate interest in the partnership. The assets and gross income of the partnership will retain the same character in our hands for purposes of section 856 of the Code, including satisfying the asset tests and gross income tests described below. The treatment described above also applies to limited liability companies that are treated as partnerships. Thus, our proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies that are treated as partnerships in which we are a partner or a member, respectively, will be treated as our assets, liabilities and items of income for purposes of applying the income tests and asset tests applicable to a REIT.

     Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

     o First, in each taxable year, we generally must derive at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including rents from real property or interest on mortgage loans or (b) certain types of temporary investments.

     o Second, in each taxable year, we generally must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments that qualify for the 75% test and (b) dividends, interest or gain from the sale or disposition of stock or securities.

     For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT only if the following conditions are met:

     o First, the amount of rent is not based in whole or in part on the income or profits of any person. However, an amount generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     o Second, neither we nor an actual or constructive owner of 10% or more of our stock owns, actually or constructively, 10% or more of the equity interests in the tenant.

     o Third, rent attributable to personal property leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, the portion of the rent attributable to personal property will not qualify as "rents from real property."

     o Finally, we generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and that are not otherwise considered "rendered to the occupant" of the property. In addition, we may employ a taxable REIT subsidiary that we own, in whole or in part, to provide both customary and noncustomary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property."

     We generally do not intend to receive rent that fails to satisfy any of the foregoing conditions unless, based on the advice of our tax counsel, doing so will not jeopardize our status as a REIT.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT if we are entitled to relief under the Code. Generally, we may avail ourselves of the relief provisions if:

     o our failure to satisfy the gross income tests was due to reasonable cause and not willful neglect,

     o we attach a schedule of the sources of our income to our U.S. federal income tax return, and

     o any incorrect information on the schedule is not due to fraud with intent to evade tax.

     It is not possible to predict whether in all circumstances we would be entitled to the benefit of the relief provisions. As discussed above under "--General," even if the relief provisions apply, a 100% tax would be imposed with respect to our non-qualifying income.

     Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income may also have an adverse effect on our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all the facts and circumstances with respect to a particular transaction. We hold our properties for investment with a view to long-term appreciation, we are engaged in the business of acquiring, developing, owning and operating our properties and we make occasional sales of properties consistent with our investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of those sales is subject to the 100% penalty tax.

     Asset Tests. At the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature and diversification of our assets.

     o First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, qualifying assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive the proceeds.

     o Second, not more than 25% of our total assets may be represented by securities other than those that satisfy the 75% asset test.

     o Third, for taxable years ending on or before December 31, 2000, of the investments included in the 25% asset class, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities.

     o For taxable years beginning after December 31, 2000, (a) not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries, and (b) except for the securities of a taxable REIT subsidiary and securities that satisfy the 75% asset test, (i) not more than 5% of the value of our assets may be represented by securities of any one issuer, and (ii) we may not own more than 10%, by vote or value, of any one issuer's outstanding securities. For purposes of the 10% value test, securities do not include straight debt that we own if (x) the issuer is an individual, (y) neither we nor any of our taxable REIT subsidiaries owns any security of the issuer other than straight debt or (z) the issuer is a partnership and we own at least a 20% profits interest in the partnership. Straight debt is any written unconditional promise to pay on demand or on a specified date a fixed amount of money if the interest rate and interest payment dates are not contingent on profits, the borrower's discretion or similar factors, and the debt is not convertible, directly or indirectly, into stock.

     We currently have numerous direct and indirect wholly-owned subsidiaries. As set forth above, the ownership by a REIT of more than 10% of the voting securities of any one issuer is prohibited unless that subsidiary is a taxable REIT subsidiary. However, our subsidiaries are "qualified REIT subsidiaries" as defined in the Code and, as such, will not be treated as separate corporations for U.S. federal income tax purposes and will not cause us to fail the asset tests.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of the quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take those other actions within 30 days after the close of any quarter that may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within that time period, we would cease to qualify as a REIT.

     Taxable REIT Subsidiary. As discussed above, for taxable years beginning after December 31, 2000, a REIT may own more than 10%, by vote or value, of the securities of an issuer if the issuer is a taxable REIT subsidiary of the REIT. A corporation qualifies as a taxable REIT subsidiary of a REIT if the corporation jointly elects with the REIT to be treated as a taxable REIT subsidiary of the REIT. Dividends from a taxable REIT subsidiary will be nonqualifying income for purposes of the 75% gross income test but not the 95% gross income test. Other than certain activities relating to lodging and health care facilities, a taxable REIT subsidiary generally may engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT.

     The Code imposes restrictions, applicable to taxable years beginning after December 31, 2000, that generally are intended to ensure that transactions between a REIT and its taxable REIT subsidiary occur at arm's length and on commercially reasonable terms. Included among them is a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level and debt to equity ratio. In some cases, the Code imposes a 100% tax on a REIT if its rental, service and/or other agreements with its taxable REIT subsidiaries are not on arm's length terms.

     We do not own stock in any corporation for which a taxable REIT subsidiary election has been made.

     Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

     o    The sum of:

     -    90% of our REIT taxable income, and

     - 90% of the our after-tax net income, if any, from foreclosure property,

     minus

     o the excess of the sum of specified items of non-cash income items over 5% of our REIT taxable income.

For purposes of the foregoing tests, our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. Non-cash income items include income attributable to leveled stepped rents, original issue discount or purchase money discount debt and a like-kind exchange that is later determined to be taxable. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

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

     We must pay these distributions in the taxable year to which they relate or in the following taxable year provided we declare them before we timely file our tax return for the year to which they related and provided we pay them within the 12-month period following the close of that taxable year and not later than the date of the first regular dividend payment made after that declaration. The amount distributed must not be preferential, that is, each holder of shares of common stock and each holder of shares of each class of preferred stock must receive the same distribution per share. To the extent we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, or less than all of our net capital gain, we will be subject to tax on the undistributed amounts at regular corporate tax rates.

     We expect our REIT taxable income to be less than our cash flow because of depreciation and other non-cash charges included in computing our REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy our distribution requirement. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of those expenses in arriving at our taxable income. In the event those timing differences occur, in order to meet the distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     We may be able to rectify a failure to meet the distribution requirement for a year by distributing "deficiency dividends" in a later year which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest based on the amount of any deduction claimed for deficiency dividends, and we would be subject to any applicable penalty provisions.

     In addition, we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during any calendar year, or in the case of distributions with declaration and record dates falling in the last three months of a calendar year, by the end of the January immediately following that year, at least the sum of 85% of our ordinary income for that year, 95% of our capital gain net income for that year, plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any ordinary income or capital gain net income on which this excise tax is imposed for any year is treated as an amount distributed that year for purposes of calculating the tax.

     Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year, and if the relief provisions do not apply, we will be subject to tax, including possibly the alternative minimum tax, on our taxable income at regular corporate rates. The failure to qualify for taxation as a REIT could have a significant adverse effect on the market value and marketability of the securities offered by this prospectus. In any year in which we fail to qualify as a REIT, we will not be able to deduct, and we will not be required to make, distributions to stockholders. As a result, our failure to qualify as a REIT would substantially reduce the amount of our cash available for distribution to stockholders. In that event, to the extent of our current and accumulated earnings and profits, as computed for U.S. federal income tax purposes, all of our distributions to stockholders will be taxable as ordinary income and, subject to applicable limitations, corporate stockholders will be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost qualification.

Tax Aspects of the Partnerships

     General. A portion of our investments is held through our partnerships and limited liability companies, which, for U.S. federal income tax purposes, are generally treated as partnerships. References to partnerships in the following discussion also apply to our limited liability companies. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of our partnerships' income, gain, loss, deduction and credit for purposes of the various REIT income tests and in the computation of our REIT taxable income. In addition, we include our proportionate share of assets held by our partnerships in the REIT asset tests.

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     Partnership Classification for Tax Purposes. Treasury regulations that are effective as of January 1, 1997 provide that a domestic partnership is generally taxed as a partnership unless it elects to be taxed as an association taxable as a corporation. None of the partnerships in which we are a partner has made or intends to make that election. These Treasury regulations provide that a partnership's claimed classification will be respected for periods prior to January 1, 1997 if the entity had a reasonable basis for its claimed classification and had not been notified in writing on or before May 8, 1996 that its classification was under examination. If any of our partnerships were treated as an association taxable as a corporation for a prior period, and if
(i) our interest in any of those partnerships possessed more than 10% of the total voting power of all of the partnership interests or, for taxable years beginning after December 31, 2000, more than 10% of the total voting power or value of all of the partnership's interests, or (ii) the value of that interest exceeded 5% of the value of our assets, we would cease to qualify as a REIT for that period and possibly later periods. Moreover, a deemed change in classification of that partnership from an association taxable as a corporation to a partnership effective on or after January 1, 1997 would be a taxable event. We believe that each of our partnerships has been treated properly for tax purposes as a partnership and not as an association taxable as a corporation. However, no assurance can be given that the IRS may not successfully challenge the status of any of our partnerships.

     Tax Allocation with Respect to Our Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. That carryover basis is equal to the contributing partner's adjusted basis in the property rather than the fair market value of the property at the time of contribution. Section 704(c) of the Code requires the allocation of income, gain, loss and deduction attributable to the contributed property in a manner that allocates the unrealized gain or unrealized loss associated with the property at the time of the contribution to the contributing partner. The amount of the unrealized gain or unrealized loss, also known as a "book-tax difference," generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted basis of the property at that time. Those allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

     In general, partners who have contributed to our partnerships their interests in properties with a book-tax difference will be allocated lower amounts of depreciation deductions for tax purposes than if those deductions were determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a book-tax difference, all taxable income attributable to the book-tax difference generally will be allocated to the contributing partners, and our companies that are the direct partners of our partnerships generally will be allocated only their share of gains attributable to appreciation, if any, occurring after the acquisition of those properties. These allocations will tend to eliminate the book-tax difference over the life of our partnerships. However, the allocation rules of section 704(c) of the Code do not always entirely eliminate the book tax difference on an annual basis or with respect to a specific taxable transaction like a sale. In those cases, the carryover basis of the contributed assets in the hands of our partnerships may cause us to be allocated lower depreciation and other deductions and thereby cause us to be allocated more taxable income than if there were no book-tax difference. As a result, we could recognize taxable income in excess of distributed amounts, which might adversely affect our ability to comply with the REIT distribution requirements, and we may realize income on the distribution of cash because our basis has not increased sufficiently from income allocations. See "Taxation of the Company as a REIT -- Annual Distribution Requirements."

     Basis in Partnership Interests. Our adjusted tax basis in our interest in a partnership generally will be equal to:

     o the amount of cash and the basis of any other property that we contributed to the partnership;

     o    increased by:

     -    our allocable share of the partnership's income; and

     -    our allocable share of any indebtedness of the partnership; and

     o    decreased, but not below zero, by our allocable share of:

     -    losses incurred by the partnership;

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

     -    the amount of any cash distributed to us; and

     - the amount of any constructive distributions resulting from a reduction in our share of any indebtedness of the partnership.

     If a partner's distributive share of a partnership's loss exceeds the adjusted tax basis of the partner in its partnership interest, the partner will not be entitled to a deduction for that excess loss until and to the extent the partner has an adjusted tax basis in its partnership interest. To the extent distributions by a partnership and any decrease in a partner's share of indebtedness of the partnership (which is treated as a constructive distribution to the partner) exceed the adjusted tax basis of the partner's partnership interest, those excess distributions constitute taxable income to the partner. That taxable income generally will be characterized as long-term capital gain if the partner has held its partnership interest for more than one year, subject to a reduced maximum tax rate described below in the case of noncorporate taxpayers. Under current law, capital gains and ordinary income of corporations are taxed at the same marginal rates.

     Sale of the Partnerships' Properties. Our share of any gain that a partnership recognizes on a sale of any property the partnership holds as inventory or other property held primarily for sale to customers in the ordinary course of business will be income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income may also have an adverse effect on our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all the facts and circumstances with respect to a particular transaction. Our partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating their properties, and other properties, and to make occasional sales of properties, including peripheral land, consistent with our partnerships' investment objectives.

Taxation of Holders

     U.S. Holders

     A "U.S. Holder" is a beneficial owner of our common stock, preferred stock or other security that, for U.S. federal income tax purposes, is:

     o    a citizen or individual resident of the United States;

     o a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the law of the United States or any of its political subdivisions;

     o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     o a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

     For any taxable year in which we qualify as a REIT, a taxable U.S. Holder will be taxed as set forth below.

     Dividend Distributions Generally. A distribution we pay on our common or preferred stock to a U.S. Holder, other than a capital gain dividend, will constitute a dividend to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and, to that extent, will constitute ordinary income. Our dividends are not eligible for the dividends-received deduction available to corporations. Any distribution we make that exceeds our current and accumulated earnings and profits will be treated first as a tax-free return of capital, reducing the U.S. Holder's tax basis in our stock to the extent thereof, and thereafter as gain recognized as if the U.S. Holder had sold our stock. Dividends we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by our stockholders on December 31 of that year, provided we actually pay

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the dividends during January of the following calendar year. A U.S. Holder is not allowed to take any loss we may incur into account on his own U.S. federal income tax returns.

     We will be deemed to have sufficient earnings and profits to treat as a dividend any distribution we make up to the amount required to be distributed to avoid imposition of the 4% excise tax discussed in "Taxation of the Company as a REIT -- Annual Distribution Requirement" above.

     Recently enacted U.S. federal income tax legislation reduced the maximum rate of U.S. federal income tax that noncorporate taxpayers pay on dividends to 15%. That legislation, however, generally does not apply to dividends paid by a REIT, except to the extent of dividends attributable to (i) income on which the REIT paid tax, for example, in cases when the REIT has distributed less than all of its REIT taxable income or sold property subject to corporate tax because it was acquired from a C corporation within the preceding ten years with a carryover basis, (ii) dividends the REIT received from other REITs to the extent those dividends qualify for the 15% maximum rate, (iii) dividends the REIT received from corporations other than REITs and (iv) actual or deemed capital gain distributions by the REIT, except to the extent attributable to depreciation recapture, which remains subject to a 25% tax rate. A number of conditions must be satisfied to qualify for the new 15% tax rate, including the following. First, with respect to a qualifying dividend other than an actual or deemed capital gain distribution, a U.S. Holder must also satisfy certain unhedged holding period requirements with respect to the stock on which the dividend is paid. Second, a U.S. Holder must not receive a payment in lieu of a dividend on the stock, for example, when a broker lends that U.S. Holder stock. Third, a U.S. Holder must not be obligated to make related payments with respect to any position in substantially similar or related property. Fourth, in determining the amount of a U.S. Holder's deductible investment interest expense, if any, a dividend is treated as investment income only if that U.S. Holder elects to treat the dividend as not eligible for the maximum rate. The reduced rates apply for purposes of both the regular tax and the alternative minimum tax. In the case of dividends that otherwise would be taxed at the 10% or 15% rates, the new maximum rate is 5%, except for taxable years beginning after December 31, 2007, for which the tax is eliminated. The new reduced tax rates on dividends apply to taxable years beginning after December 31, 2002 and before January 1, 2009.

     Capital Gain Dividends. A U.S. Holder will treat a distribution that we properly designate as a capital dividend as long-term capital gain, to the extent it does do not exceed our actual net capital gain for the taxable year, without regard to the period the U.S. Holder has held the stock. However, a corporate stockholder may be required to treat up to 20% of certain capital gain dividends as ordinary income. A capital gain dividend is not eligible for the dividends-received deduction available to corporations.

     We may elect to retain and pay U.S. federal income tax on any net capital gain we may recognize in any taxable year. Net capital gain is the excess of net long-term capital gain over net short-term capital loss. In addition, we may elect to treat our stockholders as receiving an amount not in excess of our net capital gain for the taxable year. In that case, a U.S. Holder will include in income his proportionate share of our undistributed net capital gain as long-term capital gain. The U.S. Holder also will be deemed to have paid his proportionate share of tax we paid on our net capital gain and will receive a credit or refund for the amount of that tax in computing his U.S. federal income tax liability. A U.S. Holder's basis in our shares will increase by the amount of the undistributed long-term capital gain he includes in income, reduced by the U.S. Holder's share of our tax paid on that gain.

     When a REIT designates a distribution as a capital gain dividend, the REIT may also designate the portions of the distribution that are subject to the different tax rates applicable to different categories of capital gains. Depreciation recapture, for example, is subject to a maximum rate of 25%. These additional designations by the REIT are effective only to the extent they do not exceed certain limitations.

     Certain Dispositions of Shares. In general, a U.S. Holder will recognize capital gain or loss on a sale or other taxable disposition of our stock equal to the difference between (1) the amount of cash and the fair market value of any property he receives on that disposition and (2) the U.S. Holder's adjusted basis in that stock. A loss that a U.S. Holder recognizes on a taxable disposition of our stock held for less than six months, after applying certain holding period rules, will be treated as a long-term capital loss to the extent of any capital gain dividend the selling U.S. Holder received on that stock.

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     Recently enacted U.S. federal income tax legislation reduced the maximum rate of tax on the adjusted net capital gain of an individual, trust or estate to 15% (or, with respect to adjusted net capital gain that otherwise would be taxed at the 10% or 15% rates, to 5%, except for taxable years beginning after December 31, 2007, for which the tax is eliminated). The new reduced tax rates apply for purposes of both the regular tax and the alternative minimum tax. The lower rates of 8% and 18% for assets held more than five years were repealed. The new rules apply to taxable years ending on or after May 6, 2003 and before January 1, 2009, after which the maximum tax rate on adjusted net capital gain will be 20%.

     Passive Activity Loss and Investment Interest Limitations. A U.S. Holder may not treat distributions received from us or any gain recognized on a disposition of our stock as passive activity income. Therefore, you will not be able to apply any "passive losses" against that income or gain. Dividends we pay, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of the investment interest limitation, although they will not be treated as investment income unless the recipient elects to treat them as not eligible for the new maximum tax rates on dividends, to the extent they qualify. Net capital gain from the disposition of our stock and capital gain dividends generally will be excluded from investment income unless the recipient elects to have that gain taxed as ordinary income.

     Backup Withholding and Information Reporting for our Distributions. We report to our U.S. Holders and the IRS the amount of dividends we paid during the preceeding calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding with respect to dividends paid unless the stockholder either is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Holder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. A U.S. Holder may obtain a credit for or, to the extent entitled, a refund of any amounts withheld under the backup withholding rules, provided the appropriate documentation is provided to the IRS. In addition, we may be required to withhold a portion of any capital gain dividends we make to any U.S. Holders who fail to certify their non-foreign status to us.

     Tax-Exempt Stockholders

     A distribution we make to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute "unrelated business taxable income," or UBTI, unless the stockholder has borrowed funds to acquire or carry our stock. A qualified trust, however, that holds more than 10% by value of the shares of a pension-controlled REIT may be required in certain circumstances to treat a certain percentage of that REIT's distributions as UBTI. The restrictions on ownership of stock in our charter generally will prevent application of the provisions treating a portion of our distributions as UBTI to a tax-exempt entity holding our stock.

     Non-U.S. Holders

     The rules governing the U.S. federal income taxation of a Non-U.S. Holder of our stock or other securities are complex. We intend the following discussion to be only a summary of those rules. A Non-U.S. Holder refers to a beneficial owner of our stock or other securities that is a nonresident alien individual, foreign corporation, foreign trust or foreign estate. For purposes of this discussion, "U.S. trade or business income" of a Non-U.S. Holder generally means a dividend, a capital gain dividend, a retained net capital gain or gain on a sale or other taxable disposition of our stock if that dividend, capital gain dividend, retained net capital gain or gain is (i) effectively connected with trade or business conducted by the Non-U.S. Holder within the United States and
(ii) in most cases of a resident of a country with which the United States has an income tax treaty, attributable to a permanent establishment (or fixed base) of the Non-U.S. Holder in the United States. A prospective Non-U.S. Holder should consult his own tax adviser to determine the effects of federal, state, local and foreign tax laws on an investment in our shares, including any reporting requirements.

     Taxation of Dividends. Distributions to a Non-U.S. Holder of our common or preferred stock that are not attributable to gain from our sale or exchange of a United States real property interest and that we do not designate as capital gain dividends or retained net capital gain will be treated as ordinary dividend income to the extent that they are paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Those distributions generally will be subject to a withholding tax equal to 30% of the gross amount of the

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

distribution unless an applicable tax treaty reduces that tax. However, if a dividend is U.S. trade or business income, the Non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates in the same manner as a U.S. Holder is taxed with respect to that dividend, and a Non-U.S. Holder that is a corporation may also be subject to the branch profits tax at a rate of 30% (or lower treaty rate). We expect to withhold tax at the rate of 30% of the gross amount of any distributions we make to a Non-U.S. Holder with respect to our stock unless:

     o a lower treaty rate applies and the Non-U.S. Holder files with us an IRS Form W-8BEN evidencing eligibility for that reduced rate, or

     o the Non-U.S. Holder files an IRS Form W-8ECI with us claiming that the distribution is U.S. trade or business income.

     Any distribution we make that exceeds our current and accumulated earnings and profits will be treated first as a tax-free return of capital, reducing the Non-U.S. Holder's tax basis in our stock to the extent thereof, and thereafter as gain recognized as if the Non-U.S. Holder sold our stock. Any amount treated as gain recognized on a sale of our stock will be subject to U.S. federal income tax if the Non-U.S. Holder would be subject to tax on an actual sale of our stock, as discussed below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of a distribution at the same rate we would withhold on a dividend. However, amounts so withheld are creditable against the Non-U.S. Holder's U.S. federal income tax liability, if any, or are refundable by the IRS to the extent the Non-U.S. Holder has overpaid its U.S. federal income tax liability. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits if our stock is a United States real properly interest. As discussed below, our stock would be a United States real property interest if we are not a domestically-controlled REIT and if our stock is not regularly traded on an established securities market (or, even if it is so regularly traded, stock held by a stockholder that owns, or has owned at any time during the five-year period ending on the date of disposition, more than 5% of our stock would be a United States real property interest). We believe that our stock is regularly traded on an established securities market. In addition, we believe that we should be a domestically-controlled REIT, although no assurance can be given that we will not become, or that we are not now, a non-domestically-controlled REIT. Although we intend to withhold at a rate of 30% on the entire amount of any distribution we pay to Non-U.S. Holders, to the extent we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     Distributions Attributable to Gain from the Sale of Exchange of a United States Real Property Interest. Under section 897 and other related sections of the Internal Revenue Code, also known as FIRPTA, or Foreign Investment in Real Property Tax Act of 1980, as subsequently amended, in any taxable year we qualify as a REIT, a Non-U.S. Holder will be subject to U.S. federal income tax on any distribution we make that is attributable to gain from our sale or other taxable disposition of a United States real property interest. In general, a United States real property interest includes any interest in real property located in the United States, other than an interest solely as a creditor. A Non-U.S. Holder will be taxable on those gains as if they were U.S. trade or business income. Noncorporate Non-U.S. Holders thus would be taxed at the capital gain rates applicable to U.S. Holders, subject to the alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the branch profits tax at a rate of 30% (or lower treaty rate) in the hands of a Non-U.S. Holder that is a corporation. We are required to withhold tax equal to 35% of the amount of distribution to Non-U.S. Holders that we designate (or, if greater, the amount that we could designate) as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Holder's U.S. federal income tax liability, if any, or is refundable by the IRS to the extent it exceeds that tax liability.

         Sales of Our Stock by a Non-U.S. Holder. Gain recognized by a Non-U.S. Holder upon a sale of our stock generally will not be subject to U.S. federal income tax under FIRPTA if we are a domestically controlled REIT. A domestically-controlled REIT is a REIT in which at all times during the five-year period ending on the date of disposition less than 50% in value of the stock was held directly or indirectly by Non-U.S. Holders. We believe that we should be a domestically-controlled REIT and that, therefore, gain that a Non-U.S. Holder recognizes on a sale or other taxable disposition of our stock would not be subject to U.S. federal income tax, although we cannot provide any assurance to that effect. Because our stock is publicly traded, we cannot assure our investors that we are or will remain a domestically-controlled REIT. Even if we are not a domestically-controlled REIT, however, a

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Non-U.S. Holder that does not own, actually and constructively, more than 5% of our stock at any time during the five-year period ending on the date of disposition will not be subject to U.S. federal income tax pursuant to FIRPTA on any gain recognized on a sale or other taxable disposition of our stock if our stock is traded on an established securities market, like the New York Stock Exchange, where our stock is currently listed.

     If gain recognized on a sale or other taxable disposition of our stock were subject to tax under FIRPTA, the Non-U.S. Holder generally would be subject to U.S. federal income tax on that gain in the same manner as would a U.S. Holder.

     A purchaser of our stock from a Non-U.S. Holder will not be required to withhold on the purchase price if our stock is regularly traded on an established securities market or if we are a domestically-controlled REIT. Otherwise, a purchaser of our stock generally would be required to withhold 10% of the purchase price and remit that amount to the IRS unless the purchaser receives appropriate certification from the seller that it is a U.S. Holder or that another exemption from withholding applies. Our stock currently is traded on the New York Stock Exchange. We believe that our stock is regularly traded on an established securities market at this time. In addition, we believe that we should not be a domestically-controlled REIT, although no assurance can be given that we will not become, or that we are not now, a domestically-controlled REIT.

     Gain recognized by a Non-U.S. Holder on a sale or other taxable disposition of our which is not subject to FIRPTA nevertheless will be subject to U.S. federal income tax if:

     o income from the Non-U.S. Holder's investment in our stock is U.S. trade or business income, in which case the Non-U.S. Holder will be subject to U.S. federal income tax on that gain in the same manner as would a U.S. Holder, subject to the alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the branch profits tax at a rate of 30% (or lower treaty rate) in the case of a Non-U.S. Holder that is a corporation, or

     o the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net U.S. source capital gain.

     U.S. Estate Tax. Upon the death of an individual Non-U.S. Holder, that individual's stock will be treated as part of his U.S. estate for purposes of the U.S. estate tax, except as an applicable estate tax treaty may provide otherwise.

     Backup Withholding Tax and Information Reporting. If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and backup withholding unless the disposing Non-U.S. Holder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is

     o a "controlled foreign corporation" for U.S. federal income tax purposes,

     o a foreign person 50% or more of whose gross income from all sources for a three-year period was effectively connected with trade or business conducted by that person within the United States,

     o a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

     o a foreign partnership engaged in the conduct of trade or business in the United States,

(i) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is a United States person, and (ii) information reporting will not apply if the Non-U.S. Holder satisfies certification requirements regarding its status as not a United States person.

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Taxation of Holders of Securities Other Than Stock

     In addition to issuing common and preferred stock, from time to time we may issue other forms of securities, including notes and warrants.

     Interest payable on a note generally will be includible in the income of a U.S. Holder in accordance with the U.S. Holder's regular method of accounting for tax purposes. If a note is redeemed, sold or otherwise disposed of, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the disposition of that note (to the extent that amount does not represent accrued but unpaid interest, which will be treated as ordinary income) and that holder's tax basis in the note. That gain or loss generally will be capital gain (except, for example, to the extent attributable to any accrued market discount) or capital loss, provided the U.S. Holder held the note as a capital asset, and will be long-term capital gain or loss if the Holder held the note for more than one year at the time of the disposition. The character of income generated with respect to an investment in notes issued by us is not affected by our REIT status.

     Subject to the possible imposition of back-up withholding, interest on a note paid to a Non-U.S. Holder will not be subject to U.S. federal withholding tax if

     o the beneficial owner of the note does not actually or constructively own 10% or more of our voting stock;

     o the beneficial owner of the note is not a controlled foreign corporation related to us through share ownership;

     o the beneficial owner of the note is not a bank whose receipt of interest on the note is described in section 881(c)(3)(A) of the Code; and

either the beneficial owner of the note certifies to us that it is not a United States person and provides its name and address, or a financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to us that it or a financial institution between it and the beneficial owner has received that statement and furnishes us with a copy. The foregoing exemption from U.S. federal withholding tax does not apply to any note subject to the rules of section 871(h)(4)(A) of the Code relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

     In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized on a sale, retirement or other taxable disposition of a note. Interest on a note and gain recognized on a disposition, however, will be subject to U.S. federal income tax if income from an investment in the note is treated as U.S. trade or business income. In that case, the Non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates in the same manner as a U.S. Holder is taxed on that gain, and a Non-U.S. Holder that is a corporation may also be subject to the branch profits tax at a rate of 30% (or lower treaty rate). In addition, a Non-U.S. Holder that is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and who satisfies certain other conditions will be subject to a 30% tax on the individual's net U.S. source capital gain.

     Generally, an investor in our warrants will not recognize gain or loss on acquisition of our stock on exercise of a warrant. Thereafter, as one of our stockholders, that investor will have a basis in his stock equal to the sum of his basis in the warrant plus any amount paid on exercise of the warrant. Following exercise of a warrant, that investor will be taxed in the same manner as other stockholders, as discussed above. If an investor chooses to sell or otherwise dispose of a warrant prior to exercising it, that investor generally will be treated in the same manner as an investor in our stock, as discussed above.

     The exact tax consequences of investing in any particular form of note or warrant can vary significantly depending on the exact terms of the security. The tax consequences of any particular security we may decide to issue will be addressed in detail in a prospectus supplement.

State and Local Tax

     We may be subject to state and local tax in various states and localities. Our stockholders also may be subject to state and local tax in various states and localities. The tax treatment to us and to our stockholders in those jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, before you buy our shares, you should consult your own tax adviser regarding the effect of state and local tax laws on an investment in our shares.

                              PLAN OF DISTRIBUTION

     We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The applicable prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

     o    the name or names of any underwriters;

     o    the purchase price of the securities;

     o any underwriting discounts and other items constituting underwriters' compensation;

     o any initial public offering price and the net proceeds we will receive from such sale;

     o    any discounts or concessions allowed or reallowed or paid to dealers;
          and

     o any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

     We may distribute our securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies, including in "at-the-market" offerings. We may sell our securities through a rights offering, forward contracts or similar arrangements.

     Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the offering of our securities, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of our securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us, will be described in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our offered securities if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Any common stock sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the New York Stock Exchange.

     Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

     The securities being offered under this prospectus, other than our common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement. It has not presently been established whether the underwriters, if any, as identified in a prospectus supplement, will make a market in the securities. If the underwriters make a market in the securities, the market making may be discontinued at any time without notice. We cannot provide any assurance as to the liquidity of the trading market for the securities.

     An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries in the ordinary course of business.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered under this prospectus and any supplement hereto, as well as certain tax matters, will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida 33131. Counsel for any underwriter or agents will be noted in the applicable prospectus supplement.

                                     EXPERTS

     Our consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of IRT Property Company, incorporated in this prospectus by reference to our current report on Form 8-K filed on May 13, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC and which are available at the SEC's web site at: http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's web site listed above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" some of the documents we file with it into this prospectus, which means:

     o we can disclose important information to you by referring you to those documents;

     o the information incorporated by reference is considered to be part of this prospectus; and

     o later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below:

     o our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

     o our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

     o our definitive Proxy Statement, filed in connection with our 2003 Annual Meeting of Stockholders;

     o    our Current Report on Form 8-K, filed on May 8, 2003;

     o    our Current Report on Form 8-K, filed on May 13, 2003;

     o    our Current Report on Form 8-K, filed on May 15, 2003; and

     o the description of our common stock filed as part of our Registration Statement (File No. 001-13499) on Form 8-A filed on October 15, 1997.

     All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed. In no event, however, will any of the information that we disclose under Item 9 or Item 12 of any Current Report on Form 8-K that we may from time to time furnish to the SEC be incorporated by reference into, or otherwise included in, this prospectus.

     We will provide without charge to each person, including any stockholder, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

                                Equity One, Inc.
                          1696 N.E. Miami Gardens Drive
                        North Miami Beach, Florida 33179
                          Attention: Investor Relations
                                 (305) 947-1664

-------------------------------------------------------------------------------


______________, 2003











                                EQUITY ONE, INC.







                     -------------------------------------
                               P R O S P E C T U S
                     -------------------------------------












--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the deliver of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission Registration Fee.............. $  48,540
Legal Fees and Expenses.......................................... $  55,000
Accounting Fees and Expenses..................................... $  55,000
Printing and Engraving Expenses.................................. $  50,000
Miscellaneous.................................................... $  16,460
                                                                  ---------
    Total........................................................ $ 225,000
                                                                  =========

     All amounts except the Securities and Exchange Commission registration fee are estimated.

Item 15. Indemnification of Directors and Officers.

     The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which limits such liability to the maximum extent permitted by Maryland law. This provision does not limit our ability, or our stockholders ability, to obtain other relief, such as an injunction or rescission.

     Our charter and bylaws authorize and obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or any individual who, while serving as a director on our board, and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor to us in any of the capacities described above and to any of our employees or agents, or employees or agents of a predecessor.

     Maryland law requires a corporation, unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law also permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property or services or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon our receipt of a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and a written undertaking by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

     We have entered into indemnification agreements with each member of the board of directors. The indemnification agreements require, among other things, that we indemnify to the fullest extent permitted by law and advance to each indemnified director all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, we must also indemnify and advance all expenses incurred by an indemnified director seeking to enforce his rights under the indemnification agreements and may cover executive officers and directors under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

     It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 16. Exhibits

  Exhibit
   Number                            Description
   ------                            -----------

     1.1  Form of Underwriting Agreement with respect to equity securities.

     1.2  Form of Underwriting Agreement with respect to debt securities.

     4.1 Form of Stock Certificate (incorporated by reference to exhibit 4.1 to the Registration Statement on Form S-11, as amended, filed on August 20, 1997, SEC File No. 333-33977).

     4.2  Form of Preferred Stock.*

     4.3  Form of Deposit Agreement (Form of Receipt included therein).*

     4.4 Indenture dated September 9, 1998 between the Company, as successor-by-merger to IRT Property Company, and SunTrust Bank, as Trustee. (Exhibit 4.2) (1)

     4.5 Supplemental Indenture No. 1 dated September 9, 1998 between the Company, as successor-by-merger to IRT Property Company, and SunTrust Bank, as Trustee. (Exhibit 4.3) (1)

     4.6 Supplemental Indenture No. 2 dated November 1, 1999 between the Company, as successor-by-merger to IRT Property Company, and SunTrust Bank, as Trustee. (Exhibit 4.5) (2)

     4.7 Supplemental Indenture No. 3 dated February 12, 2003 between the Company and SunTrust Bank, as Trustee. (Exhibit 4.2) (3)

     4.8 Form of Supplemental Indenture No. 4 between the Company, the Guarantors to be named therein and SunTrust Bank, as Trustee.

     4.9 Agreement of Limited Partnership of IRT Partners, L.P., including the First Amendment to such Agreement. (Exhibit 99.2) (1)

     4.10 Form of Officer's Certificate relating to offered debt securities, including form of offered debt securities. *

     4.11 Form of Warrant Agreement (Form of Warrant included therein).*

  Exhibit
   Number                            Description
   ------                            -----------

     5.1 Opinion of Greenberg Traurig, P.A. regarding the legality of the offered securities.

     8.1 Opinion of Greenberg Traurig, P.A. as to certain federal income taxation matters.

     12.1 Statements regarding Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends

     23.1 Consent of Deloitte & Touche LLP (Equity One, Inc.).

     23.2 Consent of Deloitte & Touche LLP (IRT Property Company)

     23.3 Consent of Greenberg Traurig, P.A. (contained in legal opinion filed as Exhibit 5.1).

     23.4 Consent of Greenberg Traurig, P.A. (contained in legal opinion filed as Exhibit 8.1).

     24.1 Powers of Attorney (included on signature pages hereto).

     25.1 Statement of Eligibility and Qualification of Trustee on Form T-1 under Trust Indenture Act of 1939, as amended, of SunTrust Bank as trustee under the Indenture.

-------------------------------------

    * To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

(1) Previously filed by IRT Property Company as an exhibit to IRT's Current Report on Form 8-K filed on September 15, 1998, and incorporated by reference herein (SEC File No. 001-07859).
(2) Previously filed by IRT Property Company as exhibit 4.5 to IRT's Current Report on Form 8-K filed on November 12, 1999, and incorporated by reference herein.
(3) Previously filed as exhibit 4.2 to the Company's Current Report on Form 8-K filed on February 20, 2003, and incorporated by reference herein (SEC File No. 001-13499).


Item 17. Undertakings.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, and in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof, and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been, settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrants hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act, the information omitted from the form prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 9, 2003.


                                     EQUITY ONE, INC.


                                     By: /s/ Chaim Katzman
                                        ----------------------------
                                         Chaim Katzman
                                         Chairman and Chief Executive Officer


     The following direct and indirect subsidiaries of the registrant may guarantee the debt securities and are co-registrants under this registration statement.

                                     CO-REGISTRANTS

                                     Bandera Festival GP, LLC
                                     Beechnut Centre Corp.
                                     Benbrook Centre Corp.
                                     Bend Shopping Centre Corp.
                                     Cashmere Developments, Inc.
                                     Centerfund (US), LLC
                                     Centrefund Acquisition (Texas) Corp.
                                     Centrefund Acquisition Corp.
                                     Centrefund Development (Gainesville) LLC
                                     Centrefund Realty (U.S.) Corporation
                                     Colony GP, LLC
                                     Copperfield Crossing, Inc.
                                     East Townsend Square, Inc.
                                     Eastbelt Centre Corp.
                                     Equity (Landing) Inc.
                                     Equity One (147) Inc.
                                     Equity One (Alpha) Corp.
                                     Equity One (Atlantic Village) Inc.
                                     Equity One (Beauclerc) Inc.
                                     Equity One (Beta) Inc.
                                     Equity One (Butler Creek) Inc.
                                     Equity One (Clematis) LLC
                                     Equity One (Commonwealth) Inc.
                                     Equity One (Coral Way) Inc.
                                     Equity One (Delta) Inc.
                                     Equity One (El Novillo) Inc.
                                     Equity One (Eustis Square) Inc.
                                     Equity One (Forest Edge) Inc.
                                     Equity One (Forest Village Phase II) Inc.
                                     Equity One (Gamma) Inc.
                                     Equity One (Lantana) Inc.
                                     Equity One (Losco) Inc.
                                     Equity One (Mandarin) Inc.
                                     Equity One (Monument) Inc.
                                     Equity One (North Port) Inc.
                                     Equity One (Oak Hill) Inc.

                                     By: /s/ Chaim Katzman
                                         -------------------------
                                              Chaim Katzman
                                              President

                                     Equity One (Olive) Inc.
                                     Equity One (Point Royale) Inc.
                                     Equity One (Sheridan) Inc.
                                     Equity One (Sky Lake) Inc.
                                     Equity One (Summerlin) Inc.
                                     Equity One (Walden Woods) Inc.
                                     Equity One (West Lake) Inc.
                                     Equity One Acquisition Corp.
                                     Equity One Construction, Inc.
                                     Equity One Properties, Inc.
                                     Equity One Realty & Management Texas, Inc.
                                     Equity One Realty & Management FL, Inc.
                                     Equity One Realty & Management SE, Inc.
                                     Equity Texas Properties, LLC
                                     FC Market GP, LLC
                                     Florida Del Rey Holdings II, Inc.
                                     Forestwood Equity Partners GP, LLC
                                     Garland & Barns, LLC
                                     Garland & Jupiter, LLC
                                     Gazit (Meridian) Inc.
                                     Grogan Centre Corp.
                                     Harbour Barker Cypress GP, LLC
                                     Hedwig GP, LLC
                                     Homestead Market Center, Inc.
                                     IRT Alabama, Inc.
                                     IRT Capital Corporation II
                                     IRT Management Company
                                     KirkBiss GP, LLC
                                     Leesburg DrugStore, LLC
                                     Mariner Outparcel, Inc.
                                     Mason Park GP, LLC
                                     McMinn Holdings, Inc.
                                     North Kingwood Centre Corp.
                                     Oakbrook Square Shopping Center Corp.
                                     Parcel F, LLC
                                     Plymouth South Acquisition Corp.
                                     Prosperity Shopping Center Corp.
                                     PSL Developments, Inc.
                                     Ryanwood Shopping Center, L.L.C.
                                     SA Blanco Village Partners GP, LLC
                                     Salerno Village Shopping Center, LLC
                                     Shoppes at Jonathan's Landing, Inc.
                                     Shoppes at Westbury Shopping Center, Inc.
                                     South Kingwood Centre Corp.
                                     Southwest 19 Northern, Inc.
                                     Spring Shadows GP, LLC
                                     St. Charles Outparcel, Inc.
                                     Steeplechase Centre Corp.
                                     Texas Equity Holdings LLC
                                     The Harbor Center, Inc.
                                     The Meadows Shopping Center, LLC
                                     The Shoppes of Eastwood, LLC
                                     UIRT GP, L.L.C.
                                     UIRT I - Centennial, Inc.

                                     By:  /s/ Chaim Katzman
                                         -------------------------
                                              Chaim Katzman
                                              President

                                     UIRT LP, L.L.C.
                                     UIRT-Northwest Crossing, Inc.
                                     VW Mall, Inc.
                                     Wickham DrugStore, LLC
                                     Wimbledon Center Corp.
                                     Wickham DrugStore, LLC

                                     By:  /s/ Chaim Katzman
                                         -------------------------
                                              Chaim Katzman
                                              President


                                     Bandera Festival Partners, LP

                                         By: Bandera Festival GP, LLC

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President

                                     BC Centre Partners, LP

                                         By: Harbour Barker Cypress GP, LLC

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President

                                     Beechnut Centre I L.P.

                                         By:  Beechnut Centre Corp.

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President

                                     Bend Shopping Centre I L.P.

                                         By:  Bend Shopping Centre Corp.

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President

                                     Eastbelt Centre I L.P.

                                         By:  Eastbelt Centre Corp.

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President


                                     FC Market Partners, LP

                                         By:  FC Market GP, LLC

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President

                                     Grogan Centre I L.P.

                                         By:  Grogan Centre Corp.

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President


                                     Hedwig Partners, LP

                                         By:  Hedwig GP, LLC

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President


                                     IRT Partners L.P.

                                       By:  Equity One, Inc.

                                         By: /s/ Chaim Katzman
                                           ------------------------------------
                                           Chaim Katzman
                                           Chairman and Chief Executive Officer


                                     Kirkwood - Bissonnet Partners, LP

                                         By:  KirkBiss GP, LLC

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President


                                     Mason Park Partners, LP

                                         By:  Mason Park GP, LLC

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President


                                     Park Northern/Centennial Partners, L.P.

                                         By:  UIRT I - Centennial, Inc.

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President

                                     SA Blanco Village Partners, LP

                                         By: SA Blanco Village Partners GP, LLC

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President


                                     Steeplechase Centre I L.P.

                                         By:  Steeplechase Centre Corp.

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President


                                     Texas CP Land, LP

                                         By:  Colony GP, LLC

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President


                                     Texas Spring Shadows Partners, LP

                                         By:  Spring Shadows GP, LLC

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President


                                     UIRT, Ltd.

                                         By:  UIRT GP, LLC

                                             By:  /s/ Chaim Katzman
                                             -------------------------
                                                       Chaim Katzman
                                                       President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chaim Katzman and Howard M. Sipzner his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed

           Signature                    Title                         Date
           ---------                    -----                         ----

                                     Chairman of the Board and
  /s/ Chaim Katzman                  Chief Executive Officer        July 9, 2003
-----------------------------------
          Chaim Katzman(1)

                                     Chief Financial Officer and
  /s/ Howard M. Sipzner              Principal Accounting Officer   July 9, 2003
-----------------------------------
          Howard M. Sipzner(2)



  /s/ Doron Valero                       Director                   July 9, 2003
-----------------------------------
          Doron Valero(3)


  /s/ Robert Cooney                      Director                   July 9, 2003
-----------------------------------
          Robert Cooney


                                         Director                   July 9, 2003
-----------------------------------
          Patrick Flinn


                                         Director                   July 9, 2003
-----------------------------------
          Nathan Hetz


  /s/ Peter Linneman                     Director                   July 9, 2003
-----------------------------------
          Peter Linneman


                                         Director                   July 9, 2003
-----------------------------------
          Noam Ben Ozer


  /s/ Shaiy Pilpel                       Director                   July 9, 2003
-----------------------------------
          Shaiy Pilpel


 /s/ Dori Segal                          Director                   July 9, 2003
-----------------------------------
          Dori Segal

--------
1 Also serves as a Director and the President and Secretary of each of the Co-Registrants (or in the case of a limited partnership, of the general partner).
2 Also serves as principal financial and accounting officer of each of the Co-Registrants (or in the case of the limited partnership, of the general partner).
3 Also serves as a Director and Vice President of each of the Co-Registrants (or in the case of a limited partnership, of the general partner).

                                INDEX TO EXHIBITS

  Exhibit                              Description
  --------                             -----------

     1.1  Form of Underwriting Agreement with respect to equity securities.

     1.2  Form of Underwriting Agreement with respect to debt securities.

     4.8 Form of Supplemental Indenture No. 4 between the Company, the Guarantors to be named therein and SunTrust Bank, as Trustee.

     5.1 Opinion of Greenberg Traurig, P.A. regarding the legality of the offered securities.

     8.1 Opinion of Greenberg Traurig, P.A. as to certain federal income taxation matters.

     12.1 Statements regarding Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends.

     23.1 Consent of Deloitte & Touche LLP (Equity One, Inc.).

     23.2 Consent of Deloitte & Touche LLP (IRT Property Company).

     25.1 Statement of Eligibility and Qualification of Trustee on Form T-1 under Trust Indenture Act of 1939, as amended, of SunTrust Bank as trustee under the Indenture.